                                                                    EXHIBIT 10.1

================================================================================

                         PURCHASE AND EXCHANGE AGREEMENT

                                  by and among

                                 NEWQUEST, LLC,

                            THE SELLERS NAMED HEREIN,

                             NEWQUEST HOLDINGS, INC.

                                       and

                                 NEWQUEST, INC.

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I   CERTAIN DEFINITIONS..........................................     1
   1.1   Definitions.....................................................     1

ARTICLE II PURCHASE, SALE AND CONTRIBUTION OF THE UNITS..................    11
   2.1   Basic Transaction...............................................    11
   2.2   Closing Transactions............................................    12
   2.3   Total Value and Cash Purchase Price.............................    14

ARTICLE III CONDITIONS TO CLOSING........................................    17
   3.1   Conditions to Holding's and Buyer's Obligations.................    17
   3.2   Conditions to the Company's and Sellers' Obligations............    20

ARTICLE IV  COVENANTS PRIOR TO CLOSING...................................    21
   4.1   General.........................................................    21
   4.2   Maintenance of Business.........................................    22
   4.3   Third-Party Notices and Consents................................    22
   4.4   HSR Act, Other Governmental Notices and Consents................    22
   4.5   Operation of Business...........................................    22
   4.6   Full Access.....................................................    23
   4.7   Notice of Material Developments.................................    24
   4.8   Exclusivity.....................................................    24
   4.9   Tax Matters.....................................................    25
   4.10  Delivery of Interim Financial Statements and Certain
         Other Information...............................................    25
   4.11  Management Fee Arrangements.....................................    25
   4.12  Acquisition of Certain Minority Interests.......................    25
   4.13  Conversion of Phantom Equity Interests into Units...............    26

ARTICLE V   REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS............    26
   5.1   Authority and Capacity..........................................    26
   5.2   Title to Units..................................................    26
   5.3   Authorization; Noncontravention.................................    27
   5.4   Brokerage and Transaction Bonuses...............................    27
   5.5   Investment Representations......................................    27
   5.6   Closing Date....................................................    28

ARTICLE VI  REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY........    28
   6.1   Capacity, Organization, Limited Liability Company Power
         and Licenses....................................................    28
   6.2   Equity Securities and Related Matters; Title to Units...........    28
   6.3   Authorization; Noncontravention.................................    29
   6.4   Subsidiaries....................................................    30
   6.5   Financial Statements............................................    31
   6.6   Accounts Receivable.............................................    31
   6.7   Absence of Undisclosed Liabilities..............................    31
   6.8   No Material Adverse Effect......................................    32
   6.9   Absence of Certain Developments.................................    32
   6.10  Assets..........................................................    34
   6.11  Contracts and Commitments.......................................    34

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                                                                            Page
                                                                            ----
   6.12  Intellectual Property Rights....................................    36
   6.13  Litigation......................................................    37
   6.14  Compliance with Laws............................................    37
   6.15  Environmental and Safety Matters................................    40
   6.16  Employees.......................................................    40
   6.17  Employee Benefit Plans..........................................    41
   6.18  Insurance.......................................................    42
   6.19  Tax Matters.....................................................    42
   6.20  Brokerage and Transaction Bonuses...............................    44
   6.21  Bank Accounts...................................................    44
   6.22  Names and Locations.............................................    44
   6.23  Affiliate Transactions..........................................    44
   6.24  Customers and Providers.........................................    44
   6.25  Real Property...................................................    45
   6.26  Disclosure; Knowledge of Breach of Representations of
         Buyer and Holdings..............................................    45
   6.27  Closing Date....................................................    46

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER AND HOLDINGS.........    46
   7.1   Organization and Power..........................................    46
   7.2   Holdings Capital Stock..........................................    46
   7.3   No Operations...................................................    46
   7.4   Authorization...................................................    47
   7.5   No Violation....................................................    47
   7.6   Governmental Authorities and Consents...........................    47
   7.7   Litigation......................................................    47
   7.8   Brokerage.......................................................    47
   7.9   Availability of Funds...........................................    47
   7.10  Closing Date....................................................    48
   7.11  Investment Representations; Access to Information...............    48
   7.12  Acknowledgment..................................................    48
   7.13  Knowledge of Buyer..............................................    49

ARTICLE VIII TERMINATION.................................................    49

   8.1   Termination.....................................................    49
   8.2   Effect of Termination...........................................    50

ARTICLE IX  ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING...............    51
   9.1   Survival of Representations and Warranties......................    51
   9.2   Indemnification.................................................    51
   9.3   Mutual Assistance...............................................    57
   9.4   Non-Competition; Non-Solicitation...............................    57
   9.5   Press Release and Announcements.................................    60
   9.6   Expenses........................................................    60
   9.7   Specific Performance............................................    60
   9.8   Further Assurances..............................................    60
   9.9   Confidentiality.................................................    61
   9.10  Tax Matters.....................................................    61
   9.11  Appointment of Sellers' Representative..........................    62

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                                                                            ----
   9.12  Employee Benefits...............................................    64
   9.13  Use of Names....................................................    64

ARTICLE X   MISCELLANEOUS................................................    64

   10.1   Amendment and Waiver...........................................    64
   10.2   Notices........................................................    65
   10.3   Successors and Assigns.........................................    66
   10.4   Severability...................................................    66
   10.5   Interpretation.................................................    66
   10.6   No Third-Party Beneficiaries...................................    67
   10.7   Complete Agreement.............................................    67
   10.8   Counterparts...................................................    67
   10.9   Delivery by Facsimile..........................................    67
   10.10  Governing Law; Jurisdiction....................................    67
   10.11  Waiver of Jury Trial...........................................    68
   10.12  Holdings Securities Legend.....................................    68
   10.13  Amendment; Waivers of Company LLC Agreement....................    68
   10.14  Schedules......................................................    69

                             EXHIBITS AND SCHEDULES
                             ----------------------

Exhibits:

Exhibit A - Escrow Agreement
Exhibit B - Form of Phantom Membership Cancellation Agreement
Exhibit C - Stockholders Agreement
Exhibit D - Registration Agreement
Exhibit E - Certificate of Incorporation of Holdings
Exhibit F - Form of Investor Qualification Statement
Exhibit G - Debt Financing Commitment Letters
Exhibit H - Form of Employment Agreement
Exhibit I - Intentionally Omitted
Exhibit J - Amended and Restated Bylaws of Holdings
Exhibit K - 2004 Stock Option Plan of Holdings
Exhibit L - Form of GTCR and Cash Purchaser Purchase Agreement
Exhibit M - GTCR Fund VIII Guaranty Letter
Exhibit N - Form of Joinder

Schedules                                                          Article / Section Reference:
---------                                                          ----------------------------
Accounts Receivable Schedule...................                                                              6.6
Affiliated Transactions Schedule...............                                                     4.5(c), 6.23
Assets Schedule................................                                                             6.10
Bank Account Schedule..........................                                                             6.21
Buyer Brokerage Schedule.......................                                                              7.8
Capitalization Schedule........................                                                        4.13, 6.2
Compliance Schedule............................                                        6.14(a), 6.14(b), 6.14(g)
Contracts Schedule.............................   4.5(c), 6.7, 6.9(d), 6.9(h), 6.9(t), 6.11(a), 6.11(b), 6.11(c)
Customers and Providers Schedule...............                                                             6.24
Defined Contribution Plans Schedule............                                                          6.17(d)
Developments Schedule..........................                                                         6.8, 6.9
Employee Benefits Schedule.....................                                                          6.17(a)
Employees Schedule.............................                                   4.5(c), 6.16, 6.16(a), 6.16(b)
Financial Statements Schedule..................                                                              6.5
Holdings Governmental Approval Schedule........                                                              7.6
Indemnification Schedule.......................                                                           9.2(a)
Insurance Schedule.............................                                                             6.18
Intellectual Property Schedule.................                                                 6.12(a), 6.12(b)
Knowledge Schedule.............................                                                              1.1
Liabilities Schedule...........................                                                              6.7
Litigation Schedule............................                                                             6.13
Names and Locations Schedule...................                                                             6.22
Officers and Managers Schedule.................                                                              6.1
Officers and Directors Schedule................                                                              6.4
Other Cash Purchasers Schedule.................                                                      1.1, 3.1(t)
Permits Schedule...............................                                                          6.14(b)
Post-Closing Consents Schedule.................                                                   3.1(b), 3.2(b)
Post-Closing Governmental Approvals Schedule...                                                   3.1(c), 3.2(b)
Phantom Members Schedule.......................                                 Recitals, 1.1, 3.1(t), 4.13, 6.2

Real Property Schedule.........................                                                          6.25(b)
Restrictions Schedule..........................                                         3.1(b), 3.2(b), 5.3, 6.3
Sale of Assets Schedule........................                                                           4.5(c)
Schedule of Retained Liens.....................                                                           3.1(l)
Schedule of Jurisdictions......................                                                           3.1(p)
Schedule of Sellers............................                    Preamble, Recitals, 1.1, 4.13, 5.2, 6.2, 10.2
Select Seller Permitted Activity Schedule......                                                           9.4(a)
Select Sellers Schedule........................                                                              1.1
Subsidiary Schedule............................                                                        4.12, 6.4
Taxes Schedule.................................                                                          6.19(b)
Total Value Calculation Schedule...............                                                2.2(b)(i), 2.3(c)
Transaction Bonuses Schedule...................                                                        5.4, 6.20

                         PURCHASE AND EXCHANGE AGREEMENT

          THIS PURCHASE AND EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of November 10, 2004, by and among NewQuest, LLC, a Texas limited liability company (the "Company"), the Persons listed on the attached Schedule of Sellers (collectively referred to herein as the "Sellers" and individually as a "Seller"), Jeffrey L. Rothenberger, as the Sellers' Representative ("Sellers' Representative"), NewQuest Holdings, Inc., a Delaware corporation ("Holdings"), and NewQuest, Inc., a Delaware corporation ("Buyer").

          WHEREAS, Holdings owns all of the issued and outstanding Capital Stock of Buyer;

          WHEREAS, as of the date hereof, all of the issued and outstanding limited liability company interests of the Company, which comprise the only equity interests of the Company (other than the phantom equity interests issued to the Phantom Members as set forth on the Phantom Members Schedule which shall be cancelled at Closing pursuant to the Phantom Equity Cancellation Agreements, subject to Section 4.13 below), consist of 700,000 Founders' Units, 3,055,000 Series A Units, 232,000 Series B Units and 591,176.47 Series C Units (as may be adjusted pursuant to Section 4.13 below, the "Units");

          WHEREAS, each Seller owns the number and series of Units set forth on the attached Schedule of Sellers;

          WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, certain Sellers shall contribute to Holdings the number and type of Units set forth opposite such Seller's name on the attached Schedule of Sellers (the "Contributed Units") in exchange for Holdings Preferred Stock and Holdings Common Stock in a transaction intended to be treated as an exchange under Section 351 of the Code, the Rollover Phantom Members shall reinvest a portion of their after-tax proceeds with respect to their phantom equity interests (based on the Estimated Total Value) to acquire Holdings Preferred Stock and Holdings Common Stock and each of the Other Cash Purchasers shall invest cash to acquire Holdings Preferred Stock and Holdings Common Stock;

          WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, the Purchased Units;

          WHEREAS, all of the Purchased Units and all of the Contributed Units together comprise all of the Units;

          WHEREAS, simultaneously with the execution of this Agreement, GTCR Fund VIII, L.P., a Delaware limited partnership ("GTCR Fund VIII"), shall enter into a guaranty letter with Holdings and Buyer in the form of Exhibit M attached hereto.

          NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

          "Accounting Firm" has the meaning set forth in Section 2.3(c).

          "Acquired Minority Interests" has the meaning set forth in Section
4.11.

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns 20% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

          "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

          "Buyer Parties" has the meaning set forth in Section 9.2(a).

          "Baptist" means Baptist Hospital System, Inc., a Tennessee nonprofit corporation.

          "Baptist Loans" means (i) that certain Line of Credit Loan Agreement, dated as of November 18, 2002, by and among Baptist, the Company and its subsidiaries in principal sum of $5,000,000, as amended pursuant to that certain Loan Modification Agreement, dated as of July 25, 2003, and (ii) that certain Term Loan Agreement, dated June 28, 2002, by and between Baptist and HealthSpring Management, Inc., a Tennessee corporation ("HSM"), in principal sum of $2,000,000, as amended by that certain First Amendment to Term Loan Agreement, dated as of November 18, 2002, as further amended by the Loan Modification Agreement, dated as of July 25, 2003.

          "Cash" means for any Person or Persons, as of any date of determination, the aggregate amount of unencumbered cash, cash equivalents and marketable securities of such Person or Persons, including the face amount of any checks received and not yet deposited and funds sent to the Company or any Subsidiary via electronic transfer that are confirmed initiated but not yet received, but excluding the face amount of any checks written and not yet cleared and funds sent by the Company or any Subsidiary via electronic transfer that are confirmed initiated but not yet received, as of the close of business on the day immediately prior to such date of determination, including the Company Regulated Cash and the Company Unregulated Cash. For purposes of this Agreement, the value of Cash with respect to cash equivalents and marketable securities shall be equal to the Cash which could be actually realized with respect to such cash equivalents and marketable securities as of such date of determination (net of any discounts, redemption penalties or similar deductions).

          "Cash Purchase Price" has the meaning set forth in Section 2.3(a).

          "Cash Purchasers" means the Rollover Phantom Members and the Other Cash Purchasers.

          "Closing" has the meaning set forth in Section 2.2(a).

          "Closing Balance Sheet" has the meaning set forth in Section 2.3(c).

          "Closing Net Working Capital" has the meaning set forth in Section 2.3(a).

          "Closing Date" has the meaning set forth in Section 2.2(a).

          "Closing Indebtedness" has the meaning set forth in Section 2.3(a).

          "Closing Net Working Capital Target" has the meaning set forth in
Section 2.3(a).

          "Closing Payment" has the meaning set forth in Section 2.2(c)(vi).

          "Closing Tax Liability" has the meaning set forth in Section 2.3(a).

          "CMS" means the Centers for Medicare and Medicaid Services.

          "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

          "Company LLC Agreement" means the Amended and Restated Regulations of the Company dated as of September 1, 2000, as amended by the First Amendment to the Amended and Restated Regulations of the Company dated as of September, 2001 and supplemented by the (i) Certificate of Designation of Preferences, Limitations, and Relative Rights of the Company's Series A Preferred Units dated as of September, 2000, (ii) Certificate of Designation of Preferences, Limitations, and Relative Rights of the Company's Series B Preferred Units dated as of December 15, 2000, and (iii) Certificate of Designation of Preferences, Limitations, and Relative Rights of the Company's Series C Preferred Units dated as of September, 2001.

          "Company Regulated Cash" means all Cash of the HMO Subsidiaries.

          "Company Unregulated Cash" means all Cash of the Company and all Subsidiaries which is not Company Regulated Cash.

          "Company Transaction" shall have the meaning set forth in Section 4.8.

          "Confidential Information" means all information of the Company and its Subsidiaries of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, financial condition, services or research or development of the Company or its Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's or any of its Subsidiaries' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights. Notwithstanding the foregoing, the term "Confidential Information" shall not include information that (x) is or becomes generally known or available to the public through no unauthorized action or omission or any other action or omission outside of the ordinary course of business on the part of any of the Sellers, the Company, any of the Company's Subsidiaries or any of their respective officers, directors or Affiliates at or prior to the time of disclosure;

(y) becomes known to the disclosing party (or one of its Affiliates) after the Closing Date without any restriction on disclosure, which has not been disclosed to the disclosing party in violation of any agreement; or (z) is required to be disclosed by law, rule, regulation or judicial order, provided, however, that prompt notice of said requirement shall have been given to the non-disclosing party.

          "Contributing Seller" means each Seller who has been allocated any Indemnification Share.

          "Debt Financing Commitment Letters" means the financing commitment letters attached as Exhibit G hereto.

          "Debt Transactions" means the senior debt financing and mezzanine debt financing in the amounts and upon substantially the terms and conditions as set forth on the term sheets attached to the Debt Financing Commitment Letters.

          "Deemed Per Unit Value" shall mean an amount equal to the sum of the Estimated Total Value divided by the total number of Units outstanding immediately prior to the Closing.

          "Encumbrance" means any lien, charge, security interest, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws or, prior to the Closing, the Company LLC Agreement which shall be released pursuant to
Section 10.13 below) or other encumbrance.

          "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment and in effect on or prior to the Closing Date.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" means Wells Fargo Bank, National Association.

          "Escrow Agreement" means the escrow agreement substantially in the form of Exhibit A attached hereto.

          "Escrow Amount" means Seventeen Million Two Hundred Thousand Dollars ($17,200,000).

          "Escrow Funds" shall have the meaning given to such term in the Escrow Agreement.

          "Estimated Cash Purchase Price" has the meaning set forth in Section 2.2(b)(iv).

          "Estimated Closing Net Working Capital" means the Company's estimate of the Net Working Capital as of the Closing Date as set forth in the Total Value Certificate delivered pursuant to Section 2.2(b).

          "Estimated Total Value" has the meaning set forth in Section
2.2(b)(i).

          "Executives" means Herbert A. Fritch, Jeffrey L. Rothenberger, David
K. Ellwanger Jr., J. Murray Blackshear, W. Bradley Green and Randy K. Fike.

          "FIRPTA Affidavit" has the meaning set forth in Section 3.1(q).

          "Final Cash Purchase Price" has the meaning set forth in Section
2.3(d).

          "GAAP" means United States generally accepted accounting principles, as in effect from time to time, applied on a basis consistent with the Company's past practices.

          "GTCR and Cash Purchaser Purchase Agreement" has the meaning set forth in Section 3.1.

          "GTCR Entities" means GTCR Fund VIII, GTCR Fund VIII/B, L.P., a Delaware limited partnership, GTCR Co-Invest II, L.P., a Delaware limited partnership, and any investment fund managed by GTCR Golder Rauner II, L.L.C., a Delaware limited liability company or any of its Affiliates.

          "Governmental Approvals" has the meaning set forth in Section 3.1(c).

          "Guaranty" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

          "HealthSpring, Inc." means HealthSpring, Inc., a Tennessee corporation.

          "HealthSpring Management, Inc." means HealthSpring Management, Inc., a Tennessee corporation.

          "HealthSpring USA, LLC" means HealthSpring USA, LLC, a Tennessee limited liability company.

          "HMO Subsidiary" means any Subsidiary of the Company that is licensed by any state as a health maintenance organization or equivalent health insurer, including HealthSpring, Inc., Texas HealthSpring, HealthSpring of Alabama, Inc., an Alabama corporation and HealthSpring of Illinois, Inc., an Illinois corporation.

          "Holdings Common Percentage" means the ratio equal to the aggregate purchase price for all Holdings Common Stock acquired by the GTCR Entities pursuant to the GTCR and Cash Purchaser Purchase Agreement divided by the aggregate purchase price for all Holdings Securities acquired by the GTCR Entities pursuant to the GTCR and Cash Purchaser Purchase Agreement.

          "Holdings Common Stock" means the common stock, par value $.01 per share, of Holdings.

          "Holdings Preferred Percentage" means the ratio equal to the aggregate purchase price for all Holdings Preferred Stock acquired by the GTCR Entities pursuant to the GTCR and Cash Purchaser Purchase Agreement divided by the aggregate purchase price for all Holdings Securities acquired by the GTCR Entities pursuant to the GTCR and Cash Purchaser Purchase Agreement.

          "Holdings Preferred Stock" means the Series A Preferred Stock, par value $.01 per share, of Holdings.

          "Holdings Securities" means the Holdings Common Stock and Holdings Preferred Stock.

          "HSR Act" means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indebtedness" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers' acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements,
(vi) all obligations of such Person secured by a Lien, (vii) all Guaranties of such Person in connection with any of the foregoing, (viii) all capital lease obligations, (ix) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), (x) all other liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness, but excluding (a) any portion of the Company's building loss accrual included in long-term liabilities consistent with past practices and (b) any deferred rent and deferred gain on leases and
(xi) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

          "Indemnification Share" means, with respect to each Seller, a fraction as set forth on the attached Schedule of Sellers, which for each Seller together with such Seller's Affiliates who are Sellers, shall be equal to the aggregate Pro Rata Share of such Seller and its Affiliates which are Sellers. If any Seller's Indemnification Share is zero, such Seller shall be deemed to not have been allocated any Indemnification Share for purposes of this Agreement.

          "Indemnitee" has the meaning set forth in Section 9.2(e).

          "Indemnitor" has the meaning set forth in Section 9.2(e).

          "Individual Obligations" has the meaning set forth in Section 9.2(b).

          "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), and (vii) other intellectual property rights.

          "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

          "Joinder" means a joinder to this Agreement in the form of Exhibit N hereto, pursuant to which a Phantom Member who becomes a Seller pursuant to
Section 4.13 below shall become party to this Agreement as a Seller in the same manner as if the undersigned were an original signatory to this Agreement as a Seller.

          "Knowledge" (i) with respect to knowledge of the Company, means the actual knowledge of the individuals set forth on the Knowledge Schedule attached hereto after reasonable investigation of the matters in question by such individuals, and (ii) with respect to Buyer and Holdings, the actual knowledge of Edgar D. Jannotta, Jr., Joseph P. Nolan and Peter M. Stavros without obligation to investigate the matters in question.

          "Latest Balance Sheet" has the meaning set forth in Section 6.5(b).

          "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Company or any of its Subsidiaries.

          "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Company or its Subsidiaries holds any Leased Real Property.

          "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

          "Losses" has the meaning set forth in Section 9.2(a).

          "Material Adverse Effect" means a material and adverse effect or development upon the business, operations, assets, liabilities, financial condition, operating results, cash flow, net worth or provider relations of the Company and its Subsidiaries (taken as a whole), excluding any material and adverse effect or development arising from or relating to (i) business or economic conditions generally affecting the national business or economic markets as a whole and not affecting the Company or any of its Subsidiaries in any materially more adverse manner or degree therefrom, (ii) any proposed legislative action or initiative generally affecting health maintenance organizations and not affecting the Company or any of its Subsidiaries in a materially more adverse manner or degree from health maintenance organizations generally or (iii) any action taken or not taken at the express direction of Holdings or Buyer or otherwise taken expressly in accordance with this Agreement.

          "Minority Interests" means any equity or equity-like investments by any Person or Persons other than the Company or one or more of its Subsidiaries in any of the Company's Subsidiaries.

          "Net Working Capital" means, as of any date of determination, an amount equal to (a) the Company's and its Unregulated Subsidiaries' total current assets as of such date (excluding Cash of the Company and its Unregulated Subsidiaries as of such date and excluding any intercompany receivables, Tax asset, Tax refund or deferred Tax asset) minus (b) the Company's and its Unregulated Subsidiaries' total current liabilities as of such date (excluding Indebtedness, the amount of Taxes otherwise included therein to the extent deducted from the Total Value and the Cash Purchase Price pursuant to
Section 2.3(a) below, intercompany payables, building loss accrual, deferred rent/leasehold, deferred gain on lease and any deferred Tax liability), determined in accordance with GAAP. In determining total current assets and total current liabilities hereunder, all accounting entries shall be taken into account regardless of their amount and all errors and omissions shall be corrected.

          "Notice of Disagreement" has the meaning set forth in Section 2.3(c).

          "Other Cash Purchasers" means, collectively, the employees of the Company or any of its Subsidiaries who will reinvest a portion of any special bonuses or other similar compensation payable to any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby pursuant to the GTCR and Cash Purchaser Purchase Agreement as set forth on the Other Cash Purchasers Schedule.

          "Other Sellers" means all Sellers other than the Select Sellers.

          "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, including all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights), owned by any of the Company or its Subsidiaries.

          "Permitted Lien" shall mean (a) any Liens for Taxes not yet due and payable or the validity of which is being contested by the Company or any of its Subsidiaries in good faith by appropriate proceedings and for which adequate reserves have been established on the Company's financial statements in accordance with GAAP, (b) Liens resulting from a filing by a lessor as a precautionary filing for a true lease, (c) landlord's Liens under leases, (d) any mechanics', carriers', workers', repairers' and similar statutory Liens arising in the ordinary course of business by operation of law with respect to an obligation or liability that is not yet due or payable and which would not, individually or in the aggregate, have a Material Adverse Effect, and as to which adequate reserves have been established on the Company's financial statements in accordance with GAAP, and (e) prior to the Closing, restrictions on transfer set forth in the Company LLC Agreement.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

          "Per Unit Holdings Securities" means with respect to each Contributed Unit, (a) a number of shares of Holdings Common Stock equal to the Deemed Per Unit Value multiplied by the Holdings Common Percentage divided by $0.10 and (b) a number of shares of Holdings Preferred Stock equal to the Deemed Per Unit Value multiplied by the Holdings Preferred Percentage divided by $1,000.

          "Phantom Members" means all Persons who have been granted phantom equity interests in the Company pursuant to phantom membership agreements, each of whom is identified on the Phantom Members Schedule.

          "Phantom Membership Cancellation Agreement" means a Phantom Membership Cancellation Agreement between the Company and each Person who is party to a NewQuest LLC Phantom Membership Agreement.

          "Pre-Closing D&O Liability" means any Loss incurred or suffered by any Seller who was a director, officer or manager of the Company or any of its Subsidiaries in connection with any claim, suit, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, first asserted after the

Closing, to the fullest extent that the Company and its Subsidiaries would have been permitted by law and under the certificates of formation or incorporation, operating agreements and/or by-laws, of the Company and its Subsidiaries in effect on the date hereof to indemnify such Person; but only to the extent such Loss is not actually covered by the Run-Off Insurance Policies. Notwithstanding the foregoing, "Pre-Closing D&O Liability" shall not include any deductibles under Run-Off Insurance Policies.

          "Pre-Closing Tax Period" has the meaning set forth in Section 9.2(a).

          "Pro Rata Share" means, with respect to each Seller, a fraction as set forth on the attached Schedule of Sellers, the numerator of which shall be equal to the number of Units owned by such Seller immediately prior to the Closing as set forth on the attached Schedule of Sellers and the denominator of which shall be equal to the number of Units owned by all Sellers immediately prior to the Closing as set forth on the attached Schedule of Sellers.

          "Purchased Unit" means each issued and outstanding Unit which is not a Contributed Unit.

          "Real Property" means the Owned Real Property and the Leased Real Property.

          "Registration Agreement" has the meaning set forth in Section 3.1(k).

          "Restricted Securities" has the meaning set forth in Section 5.5(a).

          "Restricted Territories" has the meaning set forth in Section 9.4(a).

          "Restrictive Covenants" has the meaning set forth in Section 9.4(d).

          "Rollover Phantom Member" means each Phantom Member who will reinvest a portion of their after-tax proceeds with respect to their phantom equity interests (based on the Estimated Total Value) into shares of Holdings Preferred Stock and Holdings Common Stock pursuant to the Phantom Membership Cancellation Agreements as set forth on the Phantom Members Schedule.

          "Rollover Seller" means each Seller who owns Contributed Units as set forth on the Schedule of Sellers.

          "Run-Off Insurance Policies" has the meaning set forth in Section 3.1(r).

          "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

          "Select Sellers" means the Sellers identified on the Select Sellers Schedule attached hereto.

          "Sellers' Expenses" shall mean (a) all of the fees, expenses and other costs incurred, paid or required to be paid by the Company or any of its Subsidiaries (whether or not on behalf of the Sellers) in connection with the negotiation of this Agreement, the performance of the Sellers', the Company's or any of its Subsidiaries' obligations hereunder and the consummation of the transactions contemplated hereby (including all of the fees, expenses and other costs of the Sellers' Representative and the Company's legal counsel, investment bankers, brokers, accountants and other representatives and consultants but excluding, for avoidance of doubt, any expenses of (i) Buyer or Holdings described in Section 9.6 or otherwise required or incurred in connection with this Agreement and the transactions contemplated hereby or (ii) the Company or any of its Subsidiaries incurred after the Closing), including any expenses of any Seller that the Company or any of its Subsidiaries agrees to reimburse in connection with the transactions contemplated by this Agreement and which are not paid directly by the Sellers, whether or not such fees, expenses or costs have been assessed or billed prior to the Closing Date (including the Run-Off Insurance Policies), (b) the pre-tax value of all consideration required to terminate all agreements or plans of the Company or any of its Subsidiaries with respect to phantom equity or the equivalent, including all amounts required to terminate all NewQuest, LLC Phantom Membership Agreements with the Phantom Members to be paid to the Phantom Members pursuant to Phantom Membership Cancellation Agreements, and all special bonuses, change in control payments, sale bonus or other similar compensation payable to any Person in connection with the transactions contemplated hereby,
(c) all amounts required to purchase, redeem or otherwise acquire each of the Acquired Minority Interests, including any fees (including any filing fees pursuant to the HSR Act), expenses or other costs and any liabilities (contingent or otherwise) incurred by the Company or any of its Subsidiaries associated with such purchase, redemption or acquisition, and (d) the aggregate actual and/or deemed purchase price necessary to purchase, redeem or acquire 80% of the investment by the owners of the Minority Interests in Texas HealthSpring outstanding as of the date hereof (based upon the purchase price of the Minority Interests in Texas HealthSpring after the date hereof and at or prior to the Closing), together with all fees, expenses and other costs incurred in connection with the foregoing, including payments pursuant to any related non-competition agreements minus the aggregate actual purchase price paid by the Company and its Subsidiaries to purchase, redeem or acquire any investments by the owners of the Minority Interests in Texas HealthSpring at any time after the date hereof but prior to or at the Closing. Without limiting the foregoing, Sellers' Expenses shall include all fees and expenses of Bass, Berry & Sims PLC and Brentwood Capital Advisors LLC in connection with the transactions contemplated by this Agreement and the process to sell the Company and its Subsidiaries. Notwithstanding any provision to the contrary, the foregoing expenses shall not be deemed "Sellers' Expenses" to the extent such expenses have been paid by the Company or one or more of its Subsidiaries (other than the HMO Subsidiaries) solely with Company Unregulated Cash at or prior to the Closing which would reduce the Total Value and the Cash Purchase Price to avoid duplication.

          "Sellers' Representative" has the meaning set forth in Section 9.11.

          "Stockholders Agreement" has the meaning set forth in Section 3.1(j).

          "Straddle Period" has the meaning set forth in Section 9.10(a).

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is or has the right to designate a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

          "Tax" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

          "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          "Texas HealthSpring" means Texas HealthSpring I, LLC, a Texas limited liability company (d/b/a Texas HealthSpring).

          "Third Party Approvals" has the meaning set forth in Section 3.1(b).

          "Total Value" has the meaning set forth in Section 2.3(a).

          "Total Value Calculation" has the meaning set forth in Section 2.3(c).

          "Total Value Certificate" has the meaning set forth in Section 2.2(b).

          "Total Value Components" has the meaning set forth in Section
2.2(b)(i).

          "Transaction Documents" means this Agreement and all other agreements executed and delivered by Holdings, Buyer, the Company, the Sellers' Representative or any of the Sellers under this Agreement or in any instrument, certificate or document delivered by any such Person pursuant to this Agreement or any other Transaction Document, including the Escrow Agreement, the Stockholders Agreement, the Registration Agreement and the Phantom Membership Cancellation Agreements.

          "Treasury Regulations" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

          "Unregulated Subsidiary" means a Subsidiary of the Company that is not an HMO Subsidiary.

          "Value of Holdings Securities" means, (i) with respect to each share of Holdings Preferred Stock, $1,000.00 per share, and (ii) with respect to each share of Holdings Common Stock, $0.10 per share.

                                   ARTICLE II

                  PURCHASE, SALE AND CONTRIBUTION OF THE UNITS

     2.1 Basic Transaction. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) each Seller shall contribute, convey, assign, transfer and deliver to Holdings the Contributed Units owned by such Seller (as set forth on the Total Value Certificate), free and clear of all Encumbrances and Holdings shall issue Holdings Preferred Stock and Holdings Common Stock as set forth on the Total Value Certificate, and (ii) each Seller shall sell, convey, assign, transfer and deliver to Buyer the Purchased Units (as set forth on the Total Value Certificate) owned by such Seller, free and clear of all Encumbrances and Buyer shall purchase from each Seller the Purchased Units owned by such Seller for cash as set forth on the Total Value Certificate.

     2.2 Closing Transactions.

          (a) Closing. Subject to the provisions of Section 4.7, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, or at such other place as is mutually agreeable to Buyer and the Sellers' Representative, at 10:00 a.m. local time on the second business day (or, at either party's option, any other business day within five business days) following the satisfaction or waiver of the conditions to Closing set forth in Article III (other than conditions to be satisfied at the Closing itself) or such other date as Buyer and Sellers' Representative may mutually determine (the "Closing Date"); provided, however, that subject to Article VIII, the failure to consummate the Closing on such date shall not relieve any party to this Agreement of any obligation under this Agreement.

          (b) Delivery of Total Value Certificate Prior to Closing. At least three (3) business days prior to the Closing, the Sellers' Representative, on behalf of the Sellers, shall deliver to Holdings and Buyer a certificate (the "Total Value Certificate"), accepted by Buyer in its reasonable discretion (which acceptance shall be deemed an acceptance to use such determination for purposes of Closing, but shall not be construed as an agreement with Sellers as to the actual contents thereof other than for purposes of the determination of the number and type of Contributed Units and Purchased Units with respect to each Seller) and which shall be prepared under the supervision of and executed in good faith by the Company's chief operating officer, which shall include the following, each in reasonable detail:

               (i) the estimated Total Value (the "Estimated Total Value"), as determined pursuant to Section 2.3 below (including the estimated Closing Indebtedness, Closing Tax Liability, the Company Unregulated Cash as of the Closing, the Company Regulated Cash as of the Closing, the amount of any Sellers' Expenses which have not been paid at or prior to the Closing solely out of Company Unregulated Cash, and the Estimated Closing Net Working Capital (such components of the Total Value are hereinafter referred to as the "Total Value Components")), prepared in a manner consistent with the Total Value Calculation Schedule, which has been attached hereto solely for illustrative purposes to demonstrate the Sellers' calculation of Total Value and Cash Purchase Price as if the Closing occurred on September 30, 2004;

               (ii) the number of shares of Holdings Preferred Stock and Holdings Common Stock to be issued to each Rollover Phantom Member, the gross cash proceeds to be paid to each Phantom Member pursuant to the Phantom Membership Cancellation Agreements, the amount of withholding tax to be withheld by the Company from such Rollover Phantom Member with respect to the transactions contemplated by this Agreement and the net cash proceeds to be paid to each Phantom Member after deducting the withholding tax;

               (iii) the number of shares of Holdings Preferred Stock and Holdings Common Stock to be issued to each Other Cash Purchaser, the gross cash proceeds to be paid to each Other Cash Purchaser with respect to the transactions contemplated by this Agreement pursuant to any agreement with such Other Cash Purchaser, the amount of withholding tax to be withheld by the Company from such Other Cash Purchaser, if any, with respect to the transactions contemplated by this Agreement and the net cash proceeds to be paid to each Other Cash Purchaser after deducting the withholding tax, if any;

               (iv) the Cash Purchase Price (the "Estimated Cash Purchase Price"), as determined pursuant to Section 2.3, and the amount of the Closing Payment to be paid to the Sellers' Representative, on behalf of the Sellers, at the Closing pursuant to Section 2.2(c) below;

               (v) the portion of the Escrow Amount to be funded by each Contributing Seller based upon such Contributing Seller's Indemnification Share;

               (vi) the type and number (in each case rounded up to the nearest whole number) of Contributed Units with respect to each Seller and the number of shares of Holdings Preferred Stock and Holdings Common Stock to be issued to each Seller with respect to such Seller's Contributed Units; provided that the aggregate Value of Holdings Securities to be issued to each Seller shall be equal to the aggregate Deemed Per Unit Value of such Seller's Contributed Units; and

               (vii) the type and number of Purchased Units with respect to each Seller and the portion of the Closing Payment to be paid to each Seller pursuant to Section 2.3(b) below.

          (c) Deliveries at Closing. At the Closing:

               (i) Each Seller shall deliver to Holdings the certificates representing the Contributed Units together with such other appropriately executed instruments of contribution, transfer and conveyance reasonably requested by Holdings in form and substance reasonably satisfactory to Holdings and its counsel evidencing and effecting the contribution and transfer to Holdings of the Contributed Units;

               (ii) Holdings shall issue to each Rollover Seller Per Unit Holdings Securities with respect to such Seller's Contributed Unit immediately prior to the Closing as set forth on the Total Value Certificate with legends affixed to the stock certificates evidencing such shares of Holdings Securities as set forth in Section 10.12;

               (iii) Each Seller shall deliver to Buyer the certificates representing the Purchased Units together with such other appropriately executed instruments of contribution, transfer and conveyance reasonably requested by Holdings in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the contribution and transfer to Buyer of the Purchased Units;

               (iv) Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Indebtedness outstanding under the Baptist Loans, specified in a payoff letter delivered to Buyer pursuant to Section 3.1(l) by wire transfer in immediately available funds (and the amount of such Indebtedness shall reduce the Total Value);

               (v) Buyer shall pay, or cause to be paid, on behalf of the Sellers, the Company and its Subsidiaries, as applicable, the Sellers' Expenses identified by the Company prior to the Closing to the extent not paid by the Company at or prior to Closing solely out of Company Unregulated Cash by wire transfer in immediately available funds to the accounts and/or Persons specified by the Company prior to Closing (and the amount of any such Sellers' Expenses shall reduce the Total Value);

               (vi) Buyer shall pay an amount (the "Closing Payment") equal to the Estimated Cash Purchase Price minus the Escrow Amount to Sellers' Representative, on behalf of Sellers, by wire transfer of immediately available funds to the account designated in writing by the Sellers' Representative to Buyer at least two (2) business days prior to the Closing;

               (vii) Buyer shall deliver to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent for deposit into an escrow account established pursuant to the terms of the Escrow Agreement. The Escrow Amount shall be available to satisfy amounts owing to the Buyer Parties pursuant to Section 2.3(d), Section 9.2 and Section 9.10(b) below. Subject to the conditions and limitations set forth in the Escrow Agreement, (i) upon determination of the Final Cash Purchase Price pursuant to Section 2.3 below, the Escrow Agent will distribute an amount equal to (A) $2,200,000 minus (B) the excess (if any) of the Estimated Cash Purchase Price over the Final Cash Purchase Price, in accordance with the terms of the Escrow Agreement, (ii) on the date that is eighteen months after the Closing Date, any Escrow Funds (other than Escrow Funds subject to outstanding claims) in excess of $5 million held by the Escrow Agent in the Escrow Account will be disbursed in accordance with the terms of the Escrow Agreement and, (iii) on the third anniversary of the Closing Date, all remaining Escrow Funds (other than Escrow Funds subject to outstanding claims) shall be disbursed in accordance with the terms of the Escrow Agreement;

               (viii) the Company, Sellers, the Sellers' Representative, Buyer and Holdings, as applicable, shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such party under
Article III below; and

               (ix) Sellers shall deliver to the Company all corporate books and records and other property of the Company in their possession, if any.

     2.3 Total Value and Cash Purchase Price.

          (a) The "Total Value" for all of the outstanding Units shall be an amount equal to Four Hundred Twenty-Two Million Five Hundred Thousand Dollars ($422,500,000.00), minus (i) the aggregate amount of all Indebtedness of the Company and its Subsidiaries existing as of the Closing, including all Indebtedness under any of the Baptist Loans (the "Closing Indebtedness"), minus
(ii) the aggregate amount of all foreign, federal, state and local Taxes of or payable by the Company and its Unregulated Subsidiaries with respect to any taxable year or taxable period or portion thereof ended on or prior to the Closing Date which have not been paid by the Company as of the Closing (the "Closing Tax Liability"), minus (iii) the amount (if any) by which Company Unregulated Cash as of the Closing is less than Five Million Two Hundred Eighty Thousand Dollars ($5,280,000.00), plus (iv) the amount (if any) by which the Company Unregulated Cash as of the Closing is greater than Five Million Two Hundred Eighty Thousand Dollars ($5,280,000.00), minus (v) the amount of any Sellers' Expenses which have not been paid at or prior to the Closing solely out of Company Unregulated Cash, minus (vi) the amount (if any) by which the Net Working Capital as of the Closing Date as finally determined in accordance with the provisions of this Section 2.3 (the "Closing Net Working Capital") is less (i.e., a greater negative number) than negative Two Million Six Hundred Fifty Thousand Dollars (-$2,650,000.00) (the "Closing Net Working Capital Target"), and plus (vii) the amount (if any) by which the Closing Net Working Capital is greater than the Closing Net Working Capital Target. The "Cash Purchase Price" for all of the outstanding Purchased Units shall be an amount equal to the Total Value minus the aggregate Value of Holdings Securities with respect to all Holdings Securities to be issued to the Sellers at Closing as set forth on the Total Value Certificate.

          (b) Subject to Section 2.3(e) below, upon receipt of the Closing Payment by the Sellers' Representative, each Seller at Closing shall be entitled to receive a portion of the Closing Payment from the Sellers' Representative in an amount equal to (x) the Closing Payment multiplied by (y) the number of Purchased Units owned by such Seller immediately prior to Closing divided by (z) the aggregate number of Purchased Units outstanding immediately prior to Closing as set forth on the Total Value Certificate.

          (c) As soon as practicable (but in no event more than 90 days following the Closing Date), Buyer shall deliver to Sellers' Representative a balance sheet of the Company as of the Closing Date (in its final and binding form, the "Closing Balance Sheet"), prepared in good faith and setting forth, in reasonable detail, the Total Value Components and a certificate setting forth, in reasonable detail, the resulting Total Value and Cash Purchase Price calculated with reference to such amounts (in its final and binding form, together with the Closing Balance Sheet, the "Total Value Calculation"). The Closing Balance Sheet and the Total Value Components shall include all known adjustments required in a year-end closing of the books and shall be prepared in a manner consistent with GAAP and, to the extent consistent with GAAP, the Total Value Calculation Schedule. Sellers shall cooperate as reasonably requested in connection with the preparation of the Total Value Calculation. Following Sellers' Representative's receipt of the Total Value Calculation, Sellers' Representative shall be permitted to review the Company's books and records and Buyer's and the Company's working papers related to the preparation of the Total Value Calculation and determination of the Total Value and Cash Purchase Price. The Total Value Calculation shall become final and binding upon the parties hereto 30 days following Sellers' Representative's receipt thereof unless Sellers' Representative gives written notice of its disagreement (a "Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall be made in good faith and specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Total Value Calculation and the resulting Total Value and Cash Purchase Price calculated with reference thereto (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement (the "Disputed Matters") or (y) the date all Disputed Matters are finally resolved in writing by the Accounting Firm (defined below). During the 20 days following delivery of a Notice of Disagreement, Buyer and the Sellers' Representative shall seek in good faith to resolve in writing any differences which they have with respect to the Disputed Matters. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Sellers' Representative's and its representatives' working papers relating to the Notice of Disagreement. At the end of the 20-day period referred to above, Buyer and the Sellers' Representative, on behalf of the Sellers, shall submit to a mutually satisfactory independent "big-four" accounting firm other than KPMG LLP or PricewaterhouseCoopers LLP for review and resolution of all Disputed Matters that remain in dispute (but only such matters) (the "Remaining Disputed Matters"). If Buyer and the Sellers' Representative are unable to mutually agree upon an accounting firm, Buyer and the Sellers' Representative shall select by lot a "big-four" accounting firm other than KPMG LLP or PricewaterhouseCoopers LLP. The parties shall instruct the accounting firm ultimately agreed upon or selected by lot under this Section 2.3(c) (the "Accounting Firm") to make a final determination of the Remaining Disputed Matters and the resulting Total Value and Cash Purchase Price calculated with reference to such amounts to the extent such amounts were Remaining Disputed Matters, in accordance with the guidelines and procedures set forth in this Agreement. The parties hereto will cooperate with the Accounting Firm during the term of its engagement. Buyer and the Sellers' Representative shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers' Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers' Representative, on the other hand. Buyer and the Sellers' Representative shall also instruct the Accounting Firm to make its determination consistent with GAAP and based solely on presentations by Buyer and Sellers' Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Total Value Calculation and the determination of the Total Value Components and the resulting Total Value and Cash Purchase Price calculated with reference thereto shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Buyer and the Sellers' Representative (which final resolution shall be requested by Buyer and the Sellers' Representative to be delivered not more than 45 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be allocated by the Accounting Firm based on the relative accuracy of Buyer's and the Sellers' Representative's proposed Cash Purchase Price against the Accounting Firm's final resolution of the amount of the Cash Purchase Price. For the avoidance of doubt and by way of example only, if Sellers' Representative proposes $350 million as the amount of the Cash Purchase Price, and Buyer proposes $300 million, and the Accounting Firm settles at $325 million, fees and expenses shall be shared 50% by Sellers and 50% by Holdings and Buyer. If, however, Buyer had instead proposed $325 million, all fees and expenses would be borne by Sellers, because the Sellers' Representative's proposed amount was the only proposal that differed from the Accounting Firm's final amount.

          (d) Promptly after the Total Value Calculation and the determination of the Total Value Components and the resulting Total Value and Cash Purchase Price calculated with reference to such amounts become final and binding on the parties under Section 2.3(c) above, the Estimated Cash Purchase Price shall be recalculated by giving effect to the final and binding Total Value Components and Total Value (as recalculated, the "Final Cash Purchase Price"). If the Estimated Cash Purchase Price is greater than the Final Cash Purchase Price, Sellers shall, and if the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price, Buyer shall, within three business days after the Total Value Calculation becomes final and binding on the parties hereto, make payment by check or wire transfer to Buyer or Sellers' Representative, as the case may be, in immediately available funds of the amount of such difference. Subject to Section 2.3(e) below, upon receipt of any amounts by the Sellers' Representative pursuant to this Section 2.3(d), each Seller shall be entitled to receive from the Sellers' Representative a portion of any such amounts equal to such Seller's Pro Rata Share multiplied by such amount. Notwithstanding the foregoing, any amounts owing from Sellers pursuant to this Section 2.3(d) shall first be made to the extent possible from the Escrow Funds held by the Escrow Agent pursuant to the Escrow Agreement in an amount not to exceed $2,200,000 and thereafter shall be made, at the option of Buyer in its sole discretion, (x) from any additional Escrow Funds held by the Escrow Agent pursuant to the Escrow Agreement, or (y) directly by Sellers in cash, on a several but not joint basis on the basis of each Seller's Pro Rata Share. If Buyer is unable to recover cash from a Seller pursuant to clause (y) within 10 days after delivery of written notice to the Sellers' Representative (and to the extent practicable a confirmatory phone call to the Sellers' Representative to confirm receipt of such notice), Buyer may recover directly from that Seller through surrendering shares or portions of shares of Holdings Securities held by such Seller or such Seller's transferees with a value equal to the amount of any such unsatisfied liability. For purposes of the foregoing sentence, each share of Holdings Securities shall have a value equal to the fair market value determined by Holdings' board of directors in its reasonable discretion. Any shares of Holdings Securities surrendered pursuant to this Section 2.3(d) shall be in the ratio of one (1) share of Holdings Preferred Stock to the number of shares of Holdings Common Stock equal to (A) the Holdings Common Percentage divided by (B) the Holdings Preferred Percentage multiplied by 10,000. In the event Buyer elects to recover shares of Holdings Securities from a Seller pursuant to this Section, such Seller shall surrender (or cause to be surrendered by such Seller's transferee(s)) Holdings Securities with a value equal to the amount of any unsatisfied liability to Buyer, and shall promptly deliver (or cause to be delivered by such Seller's transferee(s) or, if held by Holdings as custodian on behalf of such Seller pursuant to the Stockholders Agreement shall request that Holdings release for surrender) to Buyer the stock certificate(s) representing such Seller's shares (or such Seller's transferee(s) shares) of Holdings Securities for cancellation, together with duly executed forms of assignment sufficient to transfer title thereto to the Buyer. Upon receipt of such stock certificate(s) from such Seller or such Seller's transferee(s), Holdings shall issue a new stock certificate to such Seller or its permitted transferee evidencing the number of shares of each class of Holdings Securities delivered to Buyer on behalf of such Seller pursuant to the preceding sentence less the number of shares of each class of Holdings Securities to be surrendered to Buyer pursuant to clause (z) above.

          (e) Notwithstanding any provision to the contrary in this Agreement, Holdings and Buyer shall have no obligations to make or cause any payments or deliveries to be made to any of the

Sellers, individually. Holdings and Buyer shall be able to rely conclusively on the proper distribution of cash by the Sellers' Representative among the Sellers upon receipt by the Sellers' Representative of such cash. Without limiting the foregoing, upon receipt of any cash by the Sellers' Representative which any Seller may be entitled to receive pursuant to this Agreement, none of Holdings, Buyer, the Company or any of their respective Affiliates shall be liable to such Seller for any Losses or other damages resulting from such Seller not receiving such cash payment.

                                   ARTICLE III

                              CONDITIONS TO CLOSING

     3.1 Conditions to Holding's and Buyer's Obligations. The obligation of Holdings and Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

          (a) (i) The representations and warranties in Article V and Article VI hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing Date and the representations and warranties contained in Article V and Article VI hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by Sellers or the Company to Holdings or Buyer pursuant to Section 4.7 below other than pursuant to Section 4.13 below), other than those representations and warranties that address matters as of particular dates which shall be true and correct or true and correct in all material respects, as the case may be, at and as of such particular dates, and (ii) Sellers, the Sellers' Representative and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by Sellers, the Sellers' Representative and the Company hereunder prior to the Closing; provided that, the conditions set forth in subsection (i) above shall be deemed satisfied for purposes of this
Section 3.1(a) unless the effect of any applicable breaches of representations and warranties individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect;

          (b) Except as set forth on the Post-Closing Consents Schedule attached hereto, Sellers and the Company shall have received or obtained all third-party consents and approvals that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) to prevent a breach of or default under, a termination, modification or acceleration of, or a right to terminate, modify or accelerate, any instrument, contract, lease, license or other agreement which have not been identified on the Restrictions Schedule or which are identified with an asterisk on the attached Restrictions Schedule (collectively, the "Third-Party Approvals"), in each case on terms reasonably satisfactory to Buyer;

          (c) Except as set forth on the Post-Closing Governmental Approvals Schedule attached hereto, Buyer, Sellers and the Company shall have received or obtained all governmental and regulatory consents, approvals, licenses and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Holdings and Buyer to own the Contributed Units and Purchased Units, respectively, and to operate the businesses of and control the Company and its Subsidiaries following the Closing, in each case on terms and conditions reasonably satisfactory to Buyer, and all applicable waiting periods under the HSR Act shall have expired or been terminated (collectively, the "Governmental Approvals");

          (d) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator (i) seeking to prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to materially and adversely affect the right of Holdings or Buyer to own the Contributed Units or Purchased Units, respectively, or operate the businesses of the Company or any of its Affiliates or control the Company and its Subsidiaries or (iv) wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to materially and adversely affect the right of the Company and its Subsidiaries to own their respective assets or control their respective businesses, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

          (e) Since the date of this Agreement, there shall have been no Material Adverse Effect;

          (f) Buyer shall have consummated the Debt Transactions on substantially the terms set forth in the Debt Financing Commitment Letters, including any flex provisions contained in the Debt Financing Commitment Letters or in any fee letter attached thereto;

          (g) The Executives shall have entered into employment and non-competition arrangements with the Company substantially in the form of Exhibit H attached hereto;

          (h) The Sellers' Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (i) Each of the Phantom Members (x) shall have executed and delivered a Phantom Membership Cancellation Agreement in the form of Exhibit B attached hereto, all such Phantom Membership Cancellation Agreements shall be in full force and effect as of the Closing and shall not have been amended or modified, or (y) if any Person has converted his or her phantom equity interests in the Company pursuant to phantom membership agreements into Units, such Person shall
(A) have converted such phantom equity interests into Units on terms and conditions reasonably satisfactory to Buyer and (b) executed a Joinder, and such Joinder shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (j) Each of the Rollover Sellers and each of the Cash Purchasers shall have executed and delivered a stockholders agreement substantially in the form of Exhibit C attached hereto (the "Stockholders Agreement"), and the Stockholders Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (k) Each of the Rollover Sellers and each of the Cash Purchasers shall have executed and delivered a registration agreement substantially in the form of Exhibit D attached hereto (the "Registration Agreement"), and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (l) The Company shall have obtained payoff letters with respect to the Indebtedness outstanding as of the Closing under the Baptist Loans (in each case on terms and conditions satisfactory to Buyer), and the Company shall have obtained releases of all Liens (other than the Liens set forth on the Schedule of Retained Liens attached hereto (the "Retained Liens")) relating to the assets and properties of the Company and its Subsidiaries (which may be conditioned upon payment of all amounts set forth in the payoff letter with respect to the Baptist Loans delivered by the Company to Buyer);

          (m) INTENTIONALLY OMITTED;

          (n) INTENTIONALLY OMITTED;

          (o) INTENTIONALLY OMITTED;

          (p) The Company and its Subsidiaries shall have obtained all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations required to operate as a health maintenance organization in the states, counties and other jurisdictions listed on the Schedule of Jurisdictions attached hereto;

          (q) Each Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that Buyer is exempt from withholding any portion of the Purchase Price hereunder (the "FIRPTA Affidavit");

          (r) The Company shall have obtained the following insurance policies, in each case on terms and conditions reasonably satisfactory to Buyer and Holdings (the "Run-Off Insurance Policies"): (i) one year run-off insurance coverage on managed care errors and omissions liability and excess managed care errors and omissions liability in the amount of $5.0 million with a $375,000 deductible and (ii) six year run-off insurance coverage on directors and officers liability (including employment practices liability), excess directors and officers liability (including employment practices liability) and fiduciary liability in the amount of $5.0 million with a $250,000 deductible;

          (s) To the Company's Knowledge (without obligation to investigate) the Company shall have achieved an EBITDA (as hereinafter defined) for the trailing twelve month period ending December 31, 2004 of at least $65,000,000 or, if the Closing occurs prior to December 31, 2004, then to the Company's Knowledge (without obligation to investigate) the Company shall have achieved an EBITDA since January 1, 2004 (on an annualized basis) of at least $65,000,000 and the Company will reasonably be expected to achieve an EBITDA for the trailing twelve month period ending December 31, 2004 of at least $65,000,000. For purposes of this paragraph, "EBITDA" as of any date shall mean the earnings of the Company and its Subsidiaries on a consolidated basis for any period before interest, taxes, depreciation and amortization for such period, determined in accordance with GAAP. Without limiting the foregoing, in calculating EBITDA, changes in reserves, including reserves for incurred but not reported health care claims liabilities, shall be consistent with past practices of the Company and its Subsidiaries;

          (t) Each of the Cash Purchasers shall have entered into a stock purchase agreement in substantially the form of Exhibit L attached hereto ("GTCR and Cash Purchaser Purchase Agreement") and each of the Rollover Phantom Members and each of the Other Cash Purchasers shall have acquired Holdings Securities with an Aggregate Value equal to the value of any proceeds to be invested in Holdings pursuant to the GTCR and Cash Purchaser Purchase Agreement as set forth on the Phantom Members Schedule and the Other Cash Purchasers Schedule, as applicable; and

          (u) At or prior to the Closing, Sellers shall have delivered to Buyer
(i) a certificate signed by the Company, dated the date of the Closing, stating that the conditions specified in subsections (a) through (e) and (i), (l) and
(t) above have been satisfied as of the Closing (provided that such certificate may be qualified by any disclosures made by Sellers or the Company to Buyer or Holdings pursuant to Section 4.7 below with respect to subsection (a) above);
(ii) the Total Value Certificate; (iii) copies of all Third-Party Approvals and Governmental Approvals; (iv) certified copies of the resolutions of the Company's board of managers authorizing the execution, delivery and performance of this

Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (v) the resignations, effective as of the Closing, of each director, manager and officer of the Company and its Subsidiaries (except as otherwise determined by Buyer); (vi) good standing certificates for each of the Company and its Subsidiaries from their respective jurisdictions of incorporation or formation and each jurisdiction in which the Company and its Subsidiaries is qualified to do business as a foreign entity, in each case dated as of a recent date prior to the Closing Date; and (vii) such other documents or instruments as are required to be delivered by Sellers or the Company at the Closing pursuant to the terms hereof or that Holdings or Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

          (v) Any condition specified in this Section 3.1 may be waived by Holdings or Buyer if such waiver is set forth in a writing duly executed by Holdings or Buyer.

     3.2 Conditions to the Company's and Sellers' Obligations. The obligation of the Company and Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

          (a) (i) The representations and warranties in Article VII hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing Date and the representations and warranties made in Article VII hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing Date, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by Holdings or Buyer to the Company or Sellers pursuant to Section 4.7 below), other than those representations and warranties that address matters as of particular dates which shall be true and correct or true and correct in all material respects, as the case may be, at and as of such particular dates, and (ii) Holdings and Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by Holdings or Buyer hereunder, as appropriate, prior to the Closing; provided that, the conditions set forth in subsection (i) above shall be deemed satisfied for purposes of this Section 3.2(a) unless the effect of any applicable breaches of representations and warranties individually or in the aggregate has had, or would reasonably be expected to have, a material and adverse effect or development upon the ability of Buyer or Holdings to consummate the transactions contemplated hereby (a "Buyer MAE");

          (b) All applicable waiting periods under the HSR Act shall have expired or been otherwise terminated, and, except as set forth on the Post-Closing Consents Schedule and the Post- Closing Governmental Approvals Schedule attached hereto, Sellers and the Company shall have received all Third-Party Approvals and all Governmental Approvals, except where failure to obtain any such Third-Party Approvals or Governmental Approvals would not have a Material Adverse Effect and would not constitute a material violation of any applicable law, and all other Third-Party Approvals and Governmental Approvals identified as a "Seller Requirement" on the Restrictions Schedule;

          (c) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator (i) seeking to prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, or (ii) wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

          (d) Each of the parties to the Stockholders Agreement other than the Sellers shall have executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (e) Each of the parties to the Registration Agreement other than the Sellers shall have executed and delivered the Registration Agreement, and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (f) Each of Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (g) Holdings shall have delivered to Sellers' Representative a copy of the Certificate of Incorporation of Holdings in the form of Exhibit E, certified by the Secretary of State of the State of Delaware;

          (h) Holdings shall have duly authorized the Amended and Restated Bylaws of Holdings, in the form of Exhibit J attached hereto;

          (i) Holdings shall have duly authorized the 2004 Stock Option Plan of Holdings, in the form of Exhibit K attached hereto;

          (j) At or prior to the Closing, Buyer shall have delivered to Sellers
(i) a certificate signed by Buyer, dated the date of the Closing, stating that the conditions specified in subsections (a), (b) with respect to the expiration or termination of all applicable waiting periods under the HSR Act, (c), (g),
(h) and (i) above have been satisfied (provided that such certificate may be qualified by any disclosures made by Buyer or Holdings to Sellers pursuant to
Section 4.7 below with respect to subsection (a) above), (ii) certified copies of the resolutions of the Buyer's and Holding's board of directors, as applicable, authorizing (A) the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and (B) the issuance and delivery of the Holdings Securities as contemplated hereby, and that all such resolutions are in full force and effect; (iii) good standing certificates for each of Buyer and Holdings from their respective jurisdictions of incorporation or formation, in each case dated as of a recent date prior to the Closing Date; and (iv) such other documents or instruments as are required to be delivered by Buyer or Holdings at the Closing pursuant to the terms hereof or that Sellers reasonably request prior to the Closing Date to effect the transactions contemplated hereby.

          Any condition specified in this Section 3.2 may be waived by the Seller's Representative if such waiver is set forth in a writing duly executed by Sellers' Representative.

                                   ARTICLE IV

                           COVENANTS PRIOR TO CLOSING

     Each of the parties agrees as follows with respect to the period between the date of this Agreement and the Closing (or until this Agreement is terminated pursuant to Article VIII):

     4.1 General. Subject to the terms of this Agreement, each party shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article III above).

     4.2 Maintenance of Business. The Company and its Subsidiaries shall use reasonable best efforts to (and the Company shall use reasonable best efforts to cause its Subsidiaries to) (a) maintain their assets in good operating condition and repair in accordance with past practices (normal wear and tear excepted),
(b) maintain insurance reasonably comparable to that in effect on the date of the Latest Balance Sheet, (c) maintain its assets at customary and adequate operating levels consistent with past practice and replace in accordance with past practice any inoperable, worn out, damaged or obsolete assets with assets of at least comparable quality, (d) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the financial statements described in Section 6.5 below and provide for accruals for Taxes, incurred but not reported claims, vacation and other items consistent with GAAP, (e) make capital expenditures in a manner consistent with past practice, (f) maintain reserves sufficient to be in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations, and (g) maintain in full force and effect the existence of all material Intellectual Property Rights.

     4.3 Third-Party Notices and Consents. Sellers and the Company shall give all required notices to third parties and use their respective reasonable best efforts to obtain all required third-party consents in connection with the matters contemplated by this Agreement.

     4.4 HSR Act, Other Governmental Notices and Consents. As promptly as practicable after the date of this Agreement, each of the parties shall file any Notification and Report Forms and related materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, use reasonable efforts to obtain an early termination of the applicable waiting period, and make any further filings pursuant thereto that may be necessary, proper, or advisable. Each of the parties shall give any other notices to, make any other filings with, and use reasonable best efforts to obtain, any other authorizations, consents and approvals of governments and governmental agencies required in connection with the matters contemplated by this Agreement.

     4.5 Operation of Business. The Company and its Subsidiaries shall (and the Company shall cause its Subsidiaries to) operate their business only in the usual and ordinary course of business consistent with past practice and use reasonable best efforts to preserve the goodwill and organization of their business and the relationships with their customers, suppliers, employees and other Persons having business relations with the Company and its Subsidiaries. Without limiting the generality of the foregoing and except as provided in
Section 4.13 below or as set forth on Schedule 4.5, prior to the Closing, the Company shall not (and the Company shall not permit any of its Subsidiaries to) without the prior written consent of Buyer:

          (a) knowingly take or omit to take any action that would require disclosure under Section 6.9 below or that would otherwise result in a material breach of any of the representations, warranties or covenants made by Sellers or the Company in this Agreement;

          (b) knowingly take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect;

          (c) (i) enter into any contract out of the ordinary course of business or restricting in any material respect the conduct of its business, (ii) make any loans or Investments (other than advances to the Company's or its Subsidiaries' employees in the ordinary course of business consistent with past custom and practice), (iii) increase the compensation, incentive arrangements or other benefits to any officer or employee of the Company with annual compensation in excess of $200,000, except for increases or bonuses made in the ordinary course of business consistent with past custom and practice that are set forth on the Employees Schedule attached hereto or pursuant to existing contractual arrangements set forth on section (a) of the Contracts Schedule, (iv) redeem, purchase or otherwise acquire directly or indirectly any of its issued and outstanding equity securities, or any outstanding rights or securities exercisable or exchangeable for or convertible into its equity securities or make any distribution with respect to its equity securities except for any tax distributions pursuant to Section 5.1(b) of the Company LLC Agreement in the ordinary course of business consistent with past practices solely from Company Unregulated Cash, (v) amend the Company LLC Agreement, articles of organization or formation (or equivalent) or issue or agree to issue any equity securities or any rights or options to acquire, or securities convertible into or exchangeable for, any of its equity securities, (vi) directly or indirectly engage in or modify any transaction, arrangement or contract with the Company or any Subsidiary or any officer, director, unitholder or other insider or Affiliate of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past custom and practice as described on the Affiliated Transactions Schedule attached hereto, and shall not amend any of the management fee arrangements with any of the HMO Subsidiaries, (vii) execute any guaranty, issue any debt, borrow any money or otherwise incur or create any Indebtedness or liability (other than payables in the ordinary course of business consistent with past practice); (viii) purchase, sell, lease or dispose of any material property or assets except as set forth on the Sale of Assets Schedule attached hereto; (ix) make any payments or distributions from Company Regulated Cash (other than with respect to management fees pursuant to the terms of management agreements approved by the applicable governmental regulatory authorities and set forth on Section (a) of the Contracts Schedule and other administrative expenses in the ordinary course of business consistent with past practice); (x) cease from making accruals for Taxes, incurred but not reported claims, vacation and other customary accruals of the Company and its Subsidiaries; (xi) abstain from making payments on any Taxes, principal or interest on borrowed funds and other customary expenses of the Company as they become due; (xii) amend, modify, extend, renew or terminate the Leases, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or (xiii) file Tax Returns other than in a manner consistent with past practices; or

          (d) enter into any transaction, arrangement or contract with any Person except on an arm's length basis in the ordinary course of business consistent with past customs and practices.

          Notwithstanding the foregoing, nothing in this Section 4.5 shall prohibit the Company from taking any action or omitting to take any action as required by law (provided that notice of such action or omission is promptly provided to Buyer) or as expressly contemplated by this Agreement or from making any distributions of cash from Unregulated Subsidiaries in the ordinary course of business.

     4.6 Full Access. The Company shall afford, and cause its officers, directors, employees, attorneys, accountants and other agents to afford, to Buyer and its accounting, legal and other representatives and potential lenders, as well as their respective officers, employees, affiliates and other agents subject to any requirement of law (including anti-trust law), full and complete access at all reasonable times (upon reasonable advance notice) and during normal business hours to the Company's and its Subsidiaries' personnel, facilities, assets, and to business, financial, legal, tax, compensation and other data and information concerning the Company's and its Subsidiaries' affairs and operations; provided that Buyer shall use its reasonable best efforts not to (i) disrupt the operation of the Company's and its Subsidiaries' business or (ii) except as required by law (provided that prior notice is provided to the Company), expressly contemplated by this Agreement or with the written consent of the Company, not contact any governmental entity, customers, suppliers, and business or joint venture partners of the Company or its Subsidiaries. Buyer and Holdings acknowledge that the terms and conditions of that certain Confidentiality Agreement, dated as of February 24, 2004, between GTCR Golder Rauner, LLC and Brentwood Capital Advisors LLC, as agent for the Company (the "Confidentiality Agreement"), shall apply to all information furnished to any Buyer or Holdings representative hereunder or thereunder, until the effective time of the Closing.

     4.7 Notice of Material Developments. Each party shall promptly notify the other party of any changes or additions to any such party's Schedules to this Agreement, as soon as practicable; provided that notwithstanding any provision to the contrary, if an MAE Notice is delivered to Buyer or Holdings within five business days of any date scheduled for Closing, then Buyer may delay the Closing Date until the date that is five business days following the date such MAE Notice has been delivered to Buyer or Holdings. Except as set forth in
Section 4.13 below, no such updates made pursuant to this Section 4.7 shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless each of the nonbreaching parties specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by each of the nonbreaching parties of any condition set forth in this Agreement. Without limiting the generality of the foregoing, each party shall give prompt written notice to the other parties of (i) any variances in any of its representations or warranties contained in Article V, Article VI or Article VII above, as the case may be,
(ii) any breach of any covenant or agreement hereunder by such party and (iii) any other material event or development likely to impair such party's ability to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, if any facts, events or circumstances occur after the date of this Agreement which would cause the representations and warranties contained in
Article VI to not be true and correct on the Closing Date in a manner which would reasonably be expected to result in a Material Adverse Effect, the Sellers' Representative may provide the Buyer with a notice (the "MAE Notice") which would inform the Buyer with reasonable specificity of any such facts, events or circumstances and the resulting breach of Sellers' or the Company's representations and warranties as of the Closing Date which would reasonably be expected to result in a Material Adverse Effect and expressly grant Buyer the option of terminating this Agreement or consummating the transactions contemplated hereby. If Buyer receives a MAE Notice and does not terminate this Agreement pursuant to Section 8.1(f), Buyer will not be entitled to recover any Losses with respect to breaches of representations or warranties which arise and are reasonably apparent from facts occurring after the date hereof which are identified in such MAE Notice pursuant to Article IX or otherwise.

     4.8 Exclusivity. Neither Sellers nor the Company shall, and Sellers and the Company shall cause each of their respective Affiliates, representatives, officers, employees, directors or agents not to, directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, (b) merger or consolidation involving the Company or any of its Subsidiaries, (c) purchase or sale of equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) (other than as contemplated by Section 6.11 hereunder) or all or substantially all of the assets of the Company or any of its Subsidiaries (other than the purchase and sale of inventory and capital equipment in the ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving the Company or any of its Subsidiaries or their business or assets (each of the foregoing transactions described in clauses (a) through (d), a "Company Transaction") or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing. Sellers and the Company agree to notify Buyer promptly if any Person makes any bona fide proposal, offer, inquiry or contact with respect to a Company Transaction. If any of the provisions of this Section
4.8 are breached and the transactions contemplated hereby are not consummated for any reason and Sellers or the Company enter into a Company Transaction within 12 months of the termination of this Agreement with a Person with whom the Company had discussions or to whom the Company provided information in breach of this Section 4.8, the Company shall promptly reimburse Buyer and its Affiliates for all reasonable out-of-pocket fees and expenses incurred before or after the date of this Agreement by Buyer and its Affiliates related to the transactions contemplated hereby, including reasonable fees and expenses of legal counsel, accountants and other consultants and advisors retained by Buyer and its

Affiliates in connection with the transactions contemplated hereby. The foregoing provisions are in addition to, and not in derogation of, any statutory or other remedy that Buyer and its Affiliates may have for a breach of this
Section 4.8.

     4.9 Tax Matters. Without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), except as required by applicable law (provided that prompt notice is provided to Buyer), neither Sellers nor the Company or any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit of Holdings, Buyer, the Company or any of its Subsidiaries.

     4.10 Delivery of Interim Financial Statements and Certain Other Information. The Company shall deliver to Buyer copies of the Company's interim monthly and year-to-date consolidated and consolidating unaudited financial statements as soon as reasonably practicable (and in any event within 25 days) following the end of each monthly accounting period during the period between the date of this Agreement and the Closing. The Company's financial statements shall include income statements, balance sheets, and statements of cash flows and comparisons to the Company's budget, but shall not be required to include footnotes. The Company shall (and the Company shall cause its Subsidiaries to) promptly deliver to Holdings and Buyer, any review, audit or investigation report issued by any Person with respect to the Company or any of its Subsidiaries that occurs between the date hereof and Closing or any draft thereof which has been delivered to or otherwise obtained by the Company or any of its Subsidiaries.

     4.11 Management Fee Arrangements. Without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), neither Sellers nor the Company or any of its Subsidiaries shall make any change to the management fee arrangements payable to the Company or any of its Subsidiaries, including arrangements for administrative and management services between the Company and any of its Subsidiaries, between two or more Subsidiaries or between the Company or any Subsidiaries of the Company and provider associations.

     4.12 Acquisition of Certain Minority Interests. Notwithstanding anything to the contrary in this Agreement, at or prior to the Closing, the Company and its Subsidiaries shall purchase, redeem or otherwise acquire each of the following Minority Interests (collectively, the "Acquired Minority Interests"), in a manner which will not impose any liabilities (contingent or otherwise) on Holdings, Buyer, the Company or any of its Subsidiaries or any of their respective Affiliates, in each case in a manner approved by Buyer: (i) investment by Baptist or any of its Affiliates in HealthSpring USA, LLC, a Tennessee limited liability company; (ii) investment by Baptist or any of its Affiliates in HealthSpring Management, Inc., a Tennessee corporation; and (iii) at least 50% of the investment by the owners of the Minority Interests in Texas HealthSpring, including various individual physician investors as set forth on the Subsidiary Schedule, in Texas HealthSpring outstanding as of the date hereof at a price approved by Buyer in its reasonable discretion. Any such purchase, redemption or acquisition of Minority Interests shall either, at the option of the Sellers' Representative: (i) be made by the Company or one or more of its Subsidiaries solely with Company Unregulated Cash prior to the Closing which would reduce the Total Value and the Cash Purchase Price or (ii) shall be deemed Sellers' Expenses paid by Buyer at Closing and reducing the Total Value and the Cash Purchase Price by the aggregate value of such consideration paid by Buyer, or a combination of the foregoing alternatives. In addition, at or prior to the Closing, the Company shall cause the operating agreement of Texas HealthSpring to be amended so that, after the Closing, Texas HealthSpring will be consolidated with Buyer and Holdings for income Tax purposes on such terms approved by Buyer and Holdings.

     4.13 Conversion of Phantom Equity Interests into Units. At any time on or prior to December 31, 2004, the Company and the Phantom Members may convert all of the phantom equity interests of the Company into Units on terms and conditions reasonably satisfactory to Buyer if all Phantom Members execute Joinders and become Sellers (the "Conversion"). In the event of the Conversion, the Company may update the Schedule of Sellers, the Phantom Members Schedule, and the Capitalization Schedule solely to reflect changes to such Schedules as a result of the Conversion. The Company shall promptly notify Buyer and Holdings of such changes to the Schedules as soon as practicable and such changes shall be subject to the approval of Buyer, which approval shall not be unreasonably conditioned or withheld. Buyer will not be entitled to recover any Losses with respect to or arising from any changes to such Schedules solely as a result of the Conversion as provided in this Section. Notwithstanding any provision to the contrary in this Agreement, (a) the Company may amend the Company LLC Agreement solely for the purpose of authorizing additional Units, to the extent necessary, on terms and conditions reasonably satisfactory to Buyer and (b) the non-competition and non-solicitation covenants of the Sellers set forth in
Section 9.4 shall survive until the 2nd anniversary of the Closing (rather than the fifth anniversary of the Closing) with respect to any Phantom Member identified on the Select Phantom Member Schedule attached hereto who executes a Joinder and becomes a Seller.

     4.14 Reallocation of Contributed Units. At least ten (10) business days prior to the Closing, the Company may amend the number of Contributed Units set forth on the Schedule of Sellers to reflect any increase or decrease in the after-tax proceeds from the sale of such Seller's phantom equity interests in the Company at the Closing pursuant to such Seller's Phantom Membership Cancellation Agreement used to acquire Holdings Securities on terms and conditions reasonably acceptable to Buyer; provided that the Value of Holdings Securities to be issued to each Seller as contemplated by this Agreement and such Seller's Phantom Membership Cancellation Agreement shall not change in the aggregate.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                               CONCERNING SELLERS

     As a material inducement to Holdings and Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller (subject to Section 10.13 below) hereby represents and warrants to Holdings and Buyer, severally, but not jointly, that:

     5.1 Authority and Capacity. Such Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform his or her obligations hereunder and thereunder.

     5.2 Title to Units. Such Seller is the record owner of, and has good and marketable title to, the number of Units set forth opposite his, her or its name on the Schedule of Sellers attached hereto, free and clear of all Encumbrances. At the Closing, such Seller shall sell to Buyer good and marketable title to the number of Purchased Units set forth opposite his, her or its name on the Schedule of Sellers attached hereto, and contribute to Holdings good and marketable title to such Seller's Contributed Units, in each case, free and clear of all Encumbrances. There are no agreements with such Seller with respect to the voting or transfer of the Company's equity securities or with respect to any other aspect of the Company's affairs, except pursuant to the Company LLC Agreement.

     5.3 Authorization; Noncontravention. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which such Seller is a party have been duly authorized by any action required of such Seller, and no other act on the part of such Seller is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditor's rights and general equitable principles affecting the availability of specific performance and other equitable remedies), and each of the other agreements and instruments contemplated hereby to which such Seller is a party, when executed and delivered by such Seller, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its respective terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditor's rights and general equitable principles affecting the availability of specific performance and other equitable remedies). Except as set forth on the attached Restrictions Schedule, the execution and delivery by such Seller of this Agreement and all of the other agreements and instruments contemplated hereby to which such Seller is a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller do not and shall not
(a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Encumbrance upon the Company's or any of its Subsidiaries' equity securities or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under (whether or not dependent upon additional criteria), (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to any law, statute, rule or regulation to which such Seller is subject, or any agreement, instrument, license, permit, order, judgment or decree to which such Seller is subject. Such Seller is not a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and such Seller has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

     5.4 Brokerage and Transaction Bonuses. There are no claims by any Person for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon such Seller. Except as set forth on the attached Transaction Bonuses Schedule, there are no special bonuses or other similar compensation payable to such Seller in connection with the transactions contemplated hereby.

     5.5 Investment Representations. With respect to any Seller which acquires or is required to acquire Holdings Securities pursuant to this Agreement:

          (a) Such Seller is acquiring Holdings Securities pursuant to this Agreement (the "Restricted Securities") for such Seller's own account with the present intention of holding such securities for purposes of investment, and such Seller has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent such Seller or any subsequent holder of such Restricted Securities from transferring such securities in compliance with the provisions of the Transaction Documents applicable to such Restricted Securities, including without limitation the Stockholders Agreement and the Registration Agreement.

          (b) Such Seller is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act") and has executed the Investor Qualification Statement attached as Exhibit F, and such Seller has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment of such Seller in the Restricted Securities and is able to bear the economic risk of such investment for an indefinite period of time.

          (c) Such Seller understands that the Restricted Securities have not been registered under the Securities Act on the basis that the transactions contemplated in this Agreement are exempt from the registration provisions thereof and that Holdings' reliance on such exemption is predicated in part upon the representations of Sellers set forth herein.

          (d) Such Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Restricted Securities and has had full access to such other information concerning Holdings as such Seller has requested.

     5.6 Closing Date. The representations and warranties of such Seller contained in this Article V and in any schedule (as updated pursuant to Section 4.7), attachment or exhibit hereto or in any certificate delivered by such Seller to Buyer or Holdings shall be true and correct in all material respects on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except those representations and warranties as of a specific date, which shall be true and correct in all material respects as of such date.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES CONCERNING
                                   THE COMPANY

     As a material inducement to Holdings and Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company (subject to Section 10.13 below) hereby represents and warrants to Holdings and Buyer that:

     6.1 Capacity, Organization, Limited Liability Company Power and Licenses. Each Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform his or her obligations hereunder and thereunder. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify except where the failure to be so qualified would not have a Material Adverse Effect. The Company is not qualified to do business in any jurisdiction other than the State of Texas. The Company possesses all requisite limited liability company power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's certificate of formation and Company LLC Agreement which have been furnished to Buyer's special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are true and complete. The minute books (containing the records of meetings of the unitholders and managers), the unit certificate books and the unit record books of the Company are true and complete in all material respects. The Company is not in default under or in violation of any provision of its certificate of formation or Company LLC Agreement. The attached Officers and Managers Schedule sets forth a list all of the officers and managers of the Company.

     6.2 Equity Securities and Related Matters; Title to Units. The entire authorized equity securities of the Company consists of 20,000,000 membership units, of which 2,000,000 are authorized as Founders Units, of which 700,000 are issued and outstanding, 3,500,000 are authorized as Series A Units, of which 3,055,000 are issued and outstanding, 232,000 are authorized as Series B Units, all of which are issued and outstanding, and 625,000 are authorized as Series C Units, of which 591,176.47 are issued and outstanding. Sellers are the record owners of, and have good and marketable title to, all of the Company's outstanding equity, free and clear of all Encumbrances. All of the issued and outstanding equity securities of the Company have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to (except pursuant to the Company LLC Agreement), nor were they issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by Sellers as set forth on the attached Schedule of Sellers. At the Closing, Sellers shall sell to Buyer good and marketable title to the Purchased Units, free and clear of all Encumbrances. Except as set forth on the attached Capitalization Schedule, the Company does not have outstanding any units or securities convertible or exchangeable for any equity securities or containing any profit participation features, nor any rights or options to subscribe for or to purchase its equity securities or any units or securities convertible into or exchangeable for its equity securities or any equity appreciation rights or phantom equity plan or agreements (other than the phantom equity interests issued to the Phantom Members as set forth on the Phantom Members Schedule which are to be cancelled at Closing pursuant to the Phantom Equity Cancellation Agreements). The Phantom Members Schedule identifies all Persons who have been granted phantom equity interests in the Company, the amount and type of phantom equity interests issued to such Persons (including exercise price) and the portion of any proceeds to be received by the Phantom Members to be reinvested by such Phantom Member in exchange for shares of Holdings Preferred Stock and Holdings Common Stock pursuant to Phantom Membership Cancellation Agreements. All rights of Phantom Members who execute Phantom Membership Cancellation Agreements shall be terminated as of the Closing pursuant to such Phantom Membership Cancellation Agreement. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity securities or any warrants, options or other rights to acquire its equity securities except pursuant to the Company LLC Agreement. The Company has not violated any federal or state securities laws in connection with the offer, sale or issuance of its equity securities. There are no agreements with Sellers or the Company with respect to the voting or transfer of the Company's equity securities or with respect to any other aspect of the Company's affairs, except pursuant to the Company LLC Agreement.

     6.3 Authorization; Noncontravention. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party have been duly authorized by the Company, and no other act or proceeding on the part of the Company or its managers is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Sellers' Representative or any of the Sellers are a party have been duly authorized by the Sellers' Representative or such Sellers, as appropriate, and no other act on the part of the Sellers' Representative or any of the Sellers is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of Company, the Sellers' Representative and each of the Sellers and constitutes a valid and binding obligation of the Company, the Sellers' Representative and each of the Sellers, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditor's rights and general equitable principles affecting the availability of specific performance and other equitable remedies), and each of the other agreements and instruments contemplated hereby to which the Company, the Sellers' Representative or any Seller is a party, when executed and delivered by the Company, the Sellers' Representative or Sellers, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditor's rights and general equitable principles affecting the availability of specific performance and other equitable remedies). Except as set forth on the attached

Restrictions Schedule or under the HSR Act, the execution and delivery by the Company, the Sellers' Representative and Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company, the Sellers' Representative or any Seller is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, the Sellers' Representative and Sellers do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon the Company's or any of its Subsidiaries' equity securities or assets pursuant to, (d) modify, terminate or accelerate any obligation under or give any third party the right to modify, terminate or accelerate any obligation under (whether or not dependent upon additional criteria), (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to the Sellers' Representative's, any of the Sellers', the Company's or any of its Subsidiaries' charter documents, bylaws, operating agreement, including the Company LLC Agreement, or other constituent documents, or any law, statute, rule or regulation to which the Company or any of its Subsidiaries, the Sellers' Representative or any Seller is subject, or any agreement, instrument, license, permit, order, judgment or decree to which the Company or any of its Subsidiaries, the Sellers' Representative or any Seller is subject. Neither the Company or any of its Subsidiaries nor any Seller is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

     6.4 Subsidiaries. The attached Subsidiary Schedule sets forth the name of each Subsidiary of the Company, the jurisdiction of its formation, all jurisdictions in which each Subsidiary is qualified to do business, and the Persons owning the outstanding equity securities of such Subsidiary, and whether such Subsidiary is regulated by any healthcare-related governmental agency (which shall identify such agency). Except as set forth on the Subsidiary Schedule, there are no Minority Interests. For each Minority Interest, the Subsidiary Schedule identifies the owner of such Minority Interest, the nature and amount of securities of such Minority Interests, and the ownership of such Minority Interests in any Subsidiary on a fully diluted basis assuming exercise of all outstanding options and conversion of all securities convertible into capital stock of such Subsidiary. Except as set forth in the agreements listed on the Subsidiary Schedule, none of the Company or any of its Subsidiaries is party to any registration rights agreements, stockholders agreements or similar agreements with respect to any Minority Interests. Except as set forth in the agreements listed on the Subsidiary Schedule, none of the Company or any of its Subsidiaries has any obligations, commitments or restrictions with respect to any Minority Interests, including without limitation any put or call arrangements. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, possesses all requisite corporate or other power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to be qualified would not result in a Material Adverse Effect. All of the outstanding equity securities of each Subsidiary are validly issued, fully paid and nonassessable, and all such equity securities are owned solely by the Company or one or more of its Subsidiaries, other than the Minority Interests, free and clear of all Encumbrances. Except as set forth on the attached Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of stock or any other security or interest in any other Person or has any obligation to make any Investment in any Person and with respect to such ownership of such Person the Company or one of its Subsidiaries owns such shares of stock or other equity interests as set forth on the Subsidiaries Schedule free and clear of all Encumbrances. The copies of each Subsidiary's certificate of formation or incorporation or its equivalent and limited liability company agreement, partnership agreement, by-laws or other constituent documents which have been furnished to Holdings' and Buyer's special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are true and complete. The minute books or their equivalent (containing the records of meetings of the equityholders and the board of managers, board of directors or their equivalent), the stock certificate books or their equivalent and the stock record books or their equivalent of each Subsidiary of the Company are true and complete in all material respects. No Subsidiary of the Company is in default under or in violation of any provision of its certificate of formation or incorporation or its equivalent or limited liability company agreement, partnership agreement or by-laws or other constituent documents. The attached Officers and Directors Schedule sets forth a list all of the officers and directors of each of the Company's Subsidiaries.

     6.5 Financial Statements. Attached hereto on Section (A) of the Financial Statements Schedule are the following financial statements:

          (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003, December 31, 2002 and December 31, 2001, and the related statements of income, cash flows and members' equity (or the equivalent) for the fiscal years then ended; and

          (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004 (the "Latest Balance Sheet"), and the related statements of income and cash flows (or the equivalent) for the nine-month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any), is consistent in all material respects with the books and records of the Company and its Subsidiaries (which, in turn, are accurate and complete in all material respects), fairly presents in all material respects the financial condition and operating results of the Company and its Subsidiaries as of such dates and has been prepared in accordance with GAAP, subject in the case of the unaudited financial statements to the absence of footnote disclosures and normal year-end adjustments (none of which footnote disclosures or adjustments would, alone or in the aggregate, result in a Material Adverse Effect). Without limiting the foregoing, with respect to incurred but not reported health care claims liabilities, (1) the Company and its Subsidiaries have established reserves which are reasonable, consistent with generally accepted actuarial principles consistently applied and such reserves have been reviewed annually by an independent actuary authorized to sign Actuarial Statements of Opinion related to incurred but not reported liabilities and (2) such amounts are accurately reflected, consistent with GAAP, in the financial statements of the Company and its Subsidiaries, including the financial statements required to be attached to Section (A) of the Financial Statements Schedule. Attached hereto as Section (B) of the Financial Statements Schedule is a list of all financial statements filed with any state insurance departments or their equivalent for the fiscal years ending December 31, 2001, December 31, 2002 and December 31, 2003, and any quarterly period in such fiscal years. Each of the financial statements required to listed on Section (B) of the Financial Statements
Schedule is consistent with the books and records of the Company and its Subsidiaries (which are accurate and complete) and fairly presents (as of the dates in the periods presented) the statutory financial condition and results of operations in accordance with applicable statutory accounting principles consistently applied.

     6.6 Accounts Receivable. Except as set forth on the attached Accounts Receivable Schedule, all accounts and notes receivable reflected on the Latest Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) represent valid receivables arising in the ordinary course of business. No Person has any Lien (other than Permitted Liens) on such receivables or any part thereof, and no material agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

     6.7 Absence of Undisclosed Liabilities. Except as set forth on the attached Liabilities Schedule, neither the Company nor any of its Subsidiaries has or will have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company or any of its Subsidiaries, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Latest Balance Sheet,
(b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with the past practices of the Company (none of which is a material liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), and (c) obligations under contracts and commitments listed on the attached Contracts Schedule or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 6.11 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date).

     6.8 No Material Adverse Effect. From December 31, 2003 through the date of this Agreement, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. Since December 31, 2003, except as set forth on the attached Developments Schedule, each of the Company and its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice.

     6.9 Absence of Certain Developments. Except as set forth on the attached Developments Schedule, or as expressly contemplated or required by this Agreement, since December 31, 2003, neither the Company nor any of its Subsidiaries has:

          (a) issued any notes, bonds or other debt securities or any equity securities or any securities or rights convertible, exchangeable or exercisable into any equity securities;

          (b) borrowed any material amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice;

          (c) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

          (d) declared, set aside or made any payment or distribution of cash (including so-called "tax distributions") or other property to any of its equityholders or their respective Affiliates with respect to such equityholder's equity securities or otherwise, or purchased, redeemed or otherwise acquired any equity securities (including any warrants, options or other rights to acquire its equity securities) other than distributions of Company Unregulated Cash made in the ordinary course of business consistent with past practices and payment of management fees paid in the ordinary course of business consistent with past practices pursuant to management fee agreements identified on the Contracts Schedule;

          (e) mortgaged or pledged any of its properties or assets or subjected them to any Lien (other than Permitted Liens);

          (f) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or claims;

          (g) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights owned by the Company or any of its Subsidiaries (other than licenses to customers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), disclosed any confidential information to any Person (other than to Holdings, Buyer and their respective Affiliates and other than in the ordinary course of business consistent with past practice in circumstances or in connection with the process of soliciting offers with respect to the sale of the Company in each case which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights owned by the Company or any of its Subsidiaries;

          (h) made or granted any bonus or any wage or salary increase to any employee or group of employees except (x) as required by pre-existing contracts listed on the attached Contracts Schedule or, (y) with respect to employees with annual compensation under $200,000, consistent with past practice of the Company and its Subsidiaries, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or entered into, amended or terminated any collective bargaining agreement or other employment agreement;

          (i) implemented any plant closing or other layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign, state or local law, regulation or ordinance;

          (j) suffered any extraordinary loss or waived any right of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $200,000 in the aggregate;

          (k) made capital expenditures or commitments therefor that amount individually to more than $500,000;

          (l) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

          (m) made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person (other than advances to the Company's or its Subsidiaries' employees in the ordinary course of business consistent with past practice);

          (n) made any charitable contribution or pledge to make any charitable contribution in excess of $50,000, individually, or made any political contribution or pledge to make any political contribution;

          (o) suffered any damage, destruction or casualty loss exceeding in the aggregate $250,000, whether or not covered by insurance;

          (p) made any change in any method of accounting or accounting policies, except any change required by a concurrent change in GAAP or applicable law;

          (q) made any Investment in or taken any steps to incorporate any Subsidiary;

          (r) amended its articles of incorporation, by-laws, operating agreement, including the Company LLC Agreement, or other organizational documents;

          (s) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

          (t) entered into, amended or terminated any material contract other than in the ordinary course of business consistent with past practice or any contract or amendment disclosed on the Contracts Schedule, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or materially changed any business practice;

          (u) made any change to the management fee arrangements payable to the Company or any of its Subsidiaries, including arrangements for administrative and management services between Subsidiaries of the Company and between Subsidiaries of the Company and provider associations; or

          (v) agreed, whether orally or in writing, to do any of the foregoing.

     6.10 Assets. Except as set forth on the attached Assets Schedule, the Company or one of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired after the date thereof (other than properties and assets disposed of in the ordinary course of business), free and clear of all Liens (other than Permitted Liens). The Company and each of its Subsidiaries owns, has a valid leasehold interest in or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as presently conducted. Except as set forth on the attached Assets Schedule, all of the Company's and its Subsidiaries' equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted).

     6.11 Contracts and Commitments.

          (a) Except as set forth on section (a) of the attached Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:

               (i) pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

               (ii) collective bargaining agreement;

               (iii) contract for insurance;

               (iv) contract for the employment of any officer or key employee or contract for any other employee or consultant with annual compensation in excess of $200,000 or contract relating to loans to officers, directors or Affiliates;

               (v) contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $100,000;

               (vi) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any material asset or material group of assets of the Company or any of its Subsidiaries;

               (vii) material Guaranty, performance bond or similar agreement;

               (viii) lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;

               (ix) lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries;

               (x) contract or group of related contracts with the same party or group of affiliated parties (excluding any medical provider agreements) the performance of which involves consideration in the aggregate in excess of $100,000;

               (xi) assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights) and all other agreements affecting the Company's or any of its Subsidiaries' ability to use or disclose Intellectual Property (other than licenses of commercially available, unmodified, mass-marketed software used solely for the internal use of the Company or any of its Subsidiaries);

               (xii) agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);

               (xiii) (A) management services or similar agreements (whether providing services to Subsidiaries of the Company or otherwise), (B) contracts with any governmental payor (including Medicare, Medicaid Tricare and the Federal Employee Health Benefits Program), (C) employer group agreement which would be included in a list of the top ten employer group agreements for each HMO Subsidiary (according to revenue), and (D) agreement with hospital systems which would be included in a list of the top ten agreements with hospital systems for each HMO Subsidiary (according to revenue);

               (xiv) agreement with a term of more than six months which is not terminable by the Company or any of its Subsidiaries upon 30 days' or less notice without penalty and involves a consideration from the Company in excess of $100,000 annually;

               (xv) contract regarding voting, transfer, issuance or other arrangements related to the Company's or any of its Subsidiaries' equity securities or warrants, options or other rights to acquire any of the Company's or any of its Subsidiaries' equity securities, excluding the Company LLC Agreement, but including any agreements with respect to the issuance of Minority Interests, or any phantom equity plans, arrangements or agreements, including all of the Company's phantom membership agreements;

               (xvi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

               (xvii) settlement, conciliation or similar contract or agreement pursuant to which the Company or any of its Subsidiaries will be required, as of or after the execution of this Agreement, to pay consideration to any Person or group of related Persons in excess of $100,000; or

               (xviii) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $250,000 annually.

          (b) All of the contracts, leases, agreements and instruments with the Company or any of its Subsidiaries are valid, binding and enforceable against the Company or its Subsidiaries, as applicable, and to the knowledge of the Company against any other party to such agreement, in accordance with their respective terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditors' rights and general equitable principles affecting the availability of specific performance and other equitable remedies). Except as set forth on section (b) of the Contracts Schedule, (i) each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any claim of material default or material breach under any contract, lease, agreement or instrument to which the Company or any of its Subsidiaries is subject; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any such contract, lease, agreement or instrument to which the Company or any of its Subsidiaries is subject; (iii) neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing all such obligations in all material respects; (iv) no contract, lease, agreement or instrument to which the Company or any of its Subsidiaries are bound is currently subject to or is expected to be subject to cancellation or any other material modification by the other party thereto or is subject to or is expected to be subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery; and (v) neither the Company nor any Seller has knowledge of any breach or anticipated breach by the other parties to any contract, lease, agreement, instrument or commitment to which they are parties.

          (c) Buyer's counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached Contracts Schedule, together with all amendments, waivers or other changes thereto. The Contracts Schedule identifies the Company or the relevant Subsidiary of the Company party to such contract, lease, agreement, instrument or commitment.

     6.12 Intellectual Property Rights.

          (a) The attached Intellectual Property Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company or any of its Subsidiaries, (iii) material unregistered Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, and (iv) computer software owned or used by the Company or any of its Subsidiaries (other than licenses of commercially available, unmodified, mass-marketed software used solely for the internal use of the Company or any of its Subsidiaries). The attached Intellectual Property Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company or any of its Subsidiaries to any third party with respect to any Intellectual Property Rights (other than licenses to customers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices) and all licenses and other rights granted by any third party to the Company or any of its Subsidiaries with respect to any Intellectual Property Rights (other than licenses of commercially available, unmodified, mass-marketed software used solely for the internal use of the Company or any of its Subsidiaries). The Company or one of its Subsidiaries owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted, free and clear of all Liens. Except as set forth on the attached Intellectual Property Schedule, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company or any of its Subsidiaries has not had and would not reasonably be expected to have a Material Adverse Effect, and no loss or expiration of any Intellectual Property Right is threatened, pending or, to the Company's or Sellers' knowledge, reasonably foreseeable. The Company and each of its Subsidiaries has taken all necessary steps to maintain and protect the Intellectual Property Rights which it owns and uses. To the Company's knowledge, the owners of any Intellectual Property Rights licensed to the Company and its Subsidiaries have taken commercially reasonable action to maintain and protect the Intellectual Property Rights which are subject to such licenses.

          (b) Except as set forth on the attached Intellectual Property Schedule, (i) there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries and, to the Company's knowledge, there is no basis for any such claim, (ii) neither the Company nor any Seller has received any written or, to the Company's knowledge, other notices of any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that the Company or one or more of its Subsidiaries license any rights from any third party, or any notification that identifies one or more third party Intellectual Property Rights in relation to any product or service of the Company or any of its Subsidiaries), (iii) the conduct of the Company's and its Subsidiaries' businesses has not infringed, misappropriated or conflicted with any Intellectual Property Rights of other Persons and will not infringe any Intellectual Property Rights of other Persons as such Intellectual Property Rights exist as of the date of this Agreement, and
(iv) to the Company's knowledge, the Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries have not been infringed, misappropriated or conflicted by other Persons.

     6.13 Litigation. Except as set forth on Section (a) of the attached Litigation Schedule, there are no (and, except as set forth on Section (b) of the Litigation Schedule, during the three years preceding the date hereof, there have not been any) actions, suits, proceedings (including any grievance or arbitration proceedings), orders, investigations or claims pending or, to the Company's or Sellers' knowledge, threatened against or affecting the Company or any of its Subsidiaries (or pending or, to the Company's or Sellers' knowledge, threatened against or affecting any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to the Company's or any of its Subsidiaries' business or proposed business activities), or pending or threatened by the Company or any of its Subsidiaries (other than actions, suits, proceedings (including any grievance or arbitration proceedings), orders, investigations or claims involving not more than $15,000) against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Company nor any of its Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the Company's or Sellers' knowledge, there is no basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Company's or its Subsidiaries' employees, their use in connection with the Company's or its Subsidiaries' businesses of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. The Company and its Subsidiaries are fully insured with respect to each of the matters set forth on the attached Litigation Schedule. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other governmental agency, and neither the Company nor any of its Subsidiaries has received any written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company's or Sellers' knowledge, threatened against or affecting any Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

     6.14 Compliance with Laws.

          (a) Except as set forth on Section (a) of the attached Compliance Schedule, each of the Company and its Subsidiaries is in compliance, and except as set forth on Section (b) of the attached Compliance Schedule, each of the Company and its Subsidiaries has been in compliance during the last three years, in all material respects, with all applicable laws, ordinances, codes, rules, requirements, regulations and policies of foreign, federal, state and local governments and all agencies thereof, including, without limitation, the Centers for Medicare and Medicaid Services, all state departments of insurance, health and/or public health, as the case may be, relating to the operation of its business and the maintenance and operation of its properties and assets including, without limitation, 42 CFR Part Section 422 and any and all laws, rules, regulations and policies relating to the federal Medicare Advantage program (formerly Medicare + Choice). No written or, to the Company's knowledge, other notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements, regulations or policies. Neither the Company nor any of its Subsidiaries has made any bribes, kickback payments or other similar payments of cash or other consideration.

          (b) Except as set forth on Section (a) of the attached Compliance Schedule, each of the Company and its Subsidiaries holds and is in compliance in all material respects with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties or which are identified on Section (A) of the attached Permits Schedule. Section (A) of the attached Permits Schedule sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing. Except as set forth on Section (B) of the attached Permits Schedule, all of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company and its Subsidiaries immediately after the Closing.

          (c) The Company, each of the Company's Subsidiaries, and each health plan maintained by the Company and each of the Company's Subsidiaries, that is a covered entity within the meaning of the regulations implementing the Administrative Simplification title of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") (each a "Covered Plan") is receiving and transmitting, or is prepared to receive and transmit, directly or through third parties, those standard transactions as defined in the HIPAA regulations regarding electronic transactions and code sets (45 CFR Parts 160 and 162) or, consistent with the statements of the Centers for Medicare and Medicaid Services ("CMS"), is testing with its trading partners (as such term is used in the HIPAA regulations) such reception and transmissions. Each Covered Plan (that is not a "small plan") has, since April 14, 2003, been distributing notices of privacy practices in the appropriate form, obtaining acknowledgments of receipt, training its workforce, administering a complaint system, and offering covered persons the records access, disclosure accounting and other rights each as required by the privacy rule (45 CFR Parts 160 and 164). To the knowledge of Sellers and the Company, the use and disclosure of protected health information relating to each Covered Plan, as that term is defined in the privacy rule has, in all material respects, been in conformance with applicable notices of privacy practices and the privacy rule and its maintenance and transmission of electronic protected health information will, by April 15, 2005, be in conformance with the requirements of 45 CFR Part 164, Subpart C.

          (d) Each of the HMO Subsidiaries has a valid contract with the Centers for Medicare and Medicaid Services under the Medicare Advantage Program that is in full force and effect and is not subject to any restriction or modification. The only HMO Subsidiaries are HealthSpring, Inc., Texas HealthSpring I, LLC, and HealthSpring of Alabama, Inc.

          (e) None of the Company, any Subsidiary of the Company, or any of their officers or directors (in their capacity as such) has engaged in any activities which are prohibited under federal or state "fraud and abuse" statutes or regulations (including but not limited to 42 USC Sections 1320a-7, 1320 a-7a, 1320a-7b, 1395nn, 31 USC. Sections 3729-33, 18 USC Sections 1892,
1341, 1343, 1961-63, 286, 1001, 664, 666, 1510, 1516, 1347, 669, 1035, 1518,
3730) that would have a Material Adverse Effect including but not limited to any of the following: (i) making or causing to be made a false statement, false claim, or representation of material fact in any application for any benefit or payment, (ii) making or causing to be made any false statement, false claim, or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on the behalf of another, with intent to fraudulently secure such benefit or payment; (iv) knowingly, willfully and unlawfully soliciting or receiving any remuneration (including kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any federal health benefits program, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by a federal health care program (as defined in 42 USC Section 1320a-7(b)(f)).

          (f) Each of the Company's Subsidiaries maintains a compliance program that meets the regulatory requirements of 42 CFR Section 422.501(b)(3)(vi) and applicable compliance program guidance issued by the Department of Health and Human Services Office of Inspector General in all material respects.

          (g) Each HMO Subsidiary and any other Subsidiary of the Company which is licensed to conduct the business of health insurance is in current compliance with applicable deposit, reserve, risk based or other capital requirements imposed by each applicable state department of insurance and, except as disclosed on Section (c) of the Compliance Schedule, has no knowledge of an impending increase in the funds required to satisfy such requirements. Each HMO Subsidiary currently maintains (i) all cash, marketable securities or other assets required to be retained by the Company or any of its Subsidiaries pursuant to any applicable laws, ordinances, codes, rules, requirements, policies, demands and regulations of any Person, including any capital reserve requirements, and (ii) except as disclosed on Section (c) of the Compliance Schedule, a level of capital reserve requirements that meets 200% of the risk based capital requirements set forth in the applicable provisions of the National Association of Insurance Commissioners Model Insurance Laws and Regulations. The Compliance Schedule sets forth as of the date hereof (i) each state where any HMO Subsidiary is required to maintain a level of capital reserve requirements, (ii) the capital reserve requirements required to be maintained in such state, (iii) the current level of capital reserve requirements for each HMO Subsidiary and (iv) in the event that any HMO Subsidiary is not required to maintain a level of capital reserve requirements that meet 200% of the risk based capital requirements set forth in the applicable provisions of the National Association of Insurance Commissioners Model Insurance Laws and Regulations, the amount of capital reserves which would have been required to have been maintained by such HMO Subsidiary if such HMO Subsidiary was required to maintain a level of capital reserve requirements that meet 200% of the risk based capital requirements set forth in the applicable provisions of the National Association of Insurance Commissioners Model Insurance Laws and Regulations. As of the date hereof, the HMO Subsidiaries collectively hold Cash in excess of $66 million.

          (h) None of the Sellers, the Company, any of the Company's Subsidiaries, any officer or director, or to the knowledge of the Company any holders of any Minority Investments, has received notice of an, or is currently under, investigation for any violation of the various provisions of laws and regulations governing Medicare, Medicaid, any federally funded health care benefit program which would reasonably be expected to lead to exclusion from such programs, nor have the Sellers, the Company, any Subsidiary of the Company or, to the Company's Knowledge, any officer or director been required to pay any civil monetary penalty regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care or health care benefit program.

          (i) With respect to Medicare, Medicaid, or any other federally funded program, none of the Sellers, the Company, any Subsidiary of the Company, any officer or director, or to the knowledge of the Company any holders of any Minority Investments, has ever been excluded from participation in any such program, nor convicted of (A) any offense related to the delivery of an item or service under such program, (B) any offense related to such program; (C) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; (D) fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service; (E) obstructing an investigation of any crime referred to in (A) or
(C) above; and/or (F) unlawful manufacturing, distributing, prescribing, or dispensing of a controlled substance.

     6.15 Environmental and Safety Matters. The Company and each of its Subsidiaries has complied and is in compliance, in each case in all material respects, with all Environmental and Safety Requirements (including without limitation all material permits and licenses required thereunder). None of the Company or any of its Subsidiaries has received any written or, to the Company's knowledge, other notice of any violation of, or any liability (contingent or otherwise) or corrective or remedial obligation under, any Environmental and Safety Requirements. Neither the Company nor any Subsidiary has manufactured, treated , stored, disposed of, arranged for or permitted the disposal of, transported, handled or released, or permitted persons be exposed to, any hazardous substance, waste, pollutant, contaminant, noise, odor or radiation in a manner that has given or will give rise to material liabilities under Environmental Laws.

     6.16 Employees. The attached Employees Schedule correctly sets forth the name and current annual salary of each of the Company's and any of its Subsidiaries' employees receiving more than $200,000 in annual compensation and whether any such employees are absent from active employment, including, but not limited to, leave of absence or disability.

          (a) The Employees Schedule sets forth the bonuses paid and reasonably expected to be paid to the Company's and its Subsidiaries' officers and key employees (including all employees receiving more than $200,000 in annual compensation) for the fiscal year ended December 31, 2003 and the fiscal year ending December 31, 2004.

          (b) Except as set forth on the attached Employees Schedule:

               (i) neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or relationship;

               (ii) neither the Company or any of its Subsidiaries nor, to the Company's knowledge, any of their respective employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company or any of its Subsidiaries;

               (iii) the Company and each of its Subsidiaries have complied in all material respects with all laws relating to the employment of labor (including, but not limited to, provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, layoffs and the payment of social security and other Taxes);

               (iv) there is no material employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind pending or, to the Company's knowledge, threatened in any forum relating to an alleged violation or breach by the Company or any of its Subsidiaries (or its or their officers or directors) of any law, regulation or contract; and

               (v) to the Company's knowledge, there are no material labor relations problems (including any union organization threatened or actual strikes or work stoppages or material employee grievances) relating to the Company or any of its Subsidiaries.

     6.17 Employee Benefit Plans.

          (a) The attached Employee Benefits Schedule sets forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement), either (x) currently maintained, sponsored, or contributed to by the Company or (y) with respect to which the Company has any material liability or potential liability. Each such item listed on the attached Employee Benefits Schedule is referred to herein as a "Plan."

          (b) The Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of ERISA) or any employee benefit plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

          (c) The Company does not have any obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

          (d) Except as set forth on the Defined Contribution Plans Schedule under the heading "Profit Sharing Plans," the Company does not maintain, contribute to or have any liability or potential liability under (or with respect to) any employee benefit plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

          (e) For purposes of this Section 6.17, the term "Company" includes all entities treated as a single employer with the Company or with any Subsidiary of the Company pursuant to Section 414 of the Code.

          (f) With respect to the Plans, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Latest Balance Sheet. None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

          (g) The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws. Neither the Company nor any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would subject the Company or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to the Company's or Sellers' knowledge, threatened which could result in or subject the Company to any liability and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims. No liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA has been or could be incurred by the Company.

          (h) Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code, and there are no circumstances which would adversely affect the qualified status of any such Plan.

          (i) The Company has provided Buyer with true and complete copies of all documents pursuant to which the Plans are maintained, funded and administered, and the most recent annual reports (Form 5500 and attachments) for the Plans.

     6.18 Insurance. The attached Insurance Schedule contains a description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefor and an indication whether such policy is on a "claims made" or "occurrence" basis, and each such policy is in full force and effect as of the Closing. Except as set forth on the attached Insurance Schedule, all such insurance policies are valid, binding and enforceable in accordance with their respective terms and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any insurance policy maintained by it, and neither the Company nor any of its Subsidiaries has been denied insurance coverage. Except as set forth on the Insurance Schedule, neither the Company nor any of its Subsidiaries have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate (and the reserves to be set forth on the Closing Balance Sheet will be adequate) to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

     6.19 Tax Matters.

          (a) The Company and each Subsidiary have filed all Tax Returns that they were required to file. All such Tax Returns are correct and complete in all material respects. All Taxes due and payable by the Company and its Subsidiaries (whether or not shown or required to be shown or any Tax Return) have been paid and the Company and its Subsidiaries have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, unitholder, creditor or other Person.

          (b) Except as set forth on the attached Taxes Schedule:

               (i) neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

               (ii) neither the Company nor any of its Subsidiaries has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;

               (iii) with respect to each taxable period of the Company and its Subsidiaries ending on or before December 31, 1999, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting income Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority;

               (iv) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any Subsidiary;

               (v) there is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either (A) claimed or raised by any taxing authority in writing or (B) as to which the Company has knowledge based upon personal contact with any agent of such taxing authority;

               (vi) no claim has ever been made by a taxing authority in a jurisdiction where the Company or any Subsidiary, respectively, does not file Tax Returns claiming that the Company or any Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction;

               (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries;

               (viii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation sharing or similar agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes other than pursuant to agreements not primarily related to Taxes in the ordinary course of business; and

               (ix) Neither Holdings nor Buyer will be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of any cash or property pursuant to this Agreement.

          (c) None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement (excluding any agreement with Holdings or Buyer) that under certain circumstances could obligate it to make any payments that may not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (d) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

          (e) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code
Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

          (f) Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

          (g) None of the Company or its Subsidiaries has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

     6.20 Brokerage and Transaction Bonuses. There are no claims by any Person other than Brentwood Capital Advisors LLC for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sellers, the Company or any of its Subsidiaries. Except as set forth on the attached Transaction Bonuses Schedule or pursuant to the employment agreements executed in connection with this Agreement, there are no special bonuses or other similar compensation payable to any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

     6.21 Bank Accounts. The Bank Account Schedule attached hereto lists all of the Company's and its Subsidiaries' bank accounts (designating each authorized signatory).

     6.22 Names and Locations. Except as set forth on the attached Names and Locations Schedule, during the five-year period prior to the execution and delivery of this Agreement, neither the Company nor any of its Subsidiaries or their respective predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Company and its Subsidiaries (other than goods in transit in the ordinary course of business) are located at the locations set forth on the Names and Locations Schedule.

     6.23 Affiliate Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, equityholder, employee or Subsidiary or Affiliate of the Company, including Sellers, or any of its Subsidiaries or, to the Company's or Sellers' knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries (including any Intellectual Property Rights). The attached Affiliated Transactions Schedule sets forth the amount and general description of each loan, advance, distribution or payment of any kind or character (excluding compensation paid to the Company's officers, managers and employees in the ordinary course of business) made by the Company since December 31, 2003 to any of the Sellers, any Affiliate of the Company or Sellers and any of their respective directors and officers. Neither the Company nor any of its Subsidiaries has paid any Sellers' Expenses, except with payments made out of Company Unregulated Cash which would reduce the Total Value and the Cash Purchase Price.

     6.24 Customers and Providers. The Customers and Providers Schedule attached hereto sets forth (a) a list of the top ten commercial customers (i.e., commercial groups and employer groups) of each of the HMO Subsidiaries (by revenues generated from such customers) for the fiscal years ended December 31, 2002 and December 31, 2003 and the nine-month period ended September 30, 2004, in each case indicating with which of the HMO Subsidiaries such customers are conducting business, the revenues generated from such customer during such periods, whether such customers are broker-mediated accounts and, if such customers are broker-mediated accounts, the identity of the broker; and (b) a list of the top ten providers (i.e., hospital systems and physicians groups) for each of the HMO Subsidiaries (based on expenses incurred to such providers) for the fiscal years ended December 31, 2002 and December 31, 2003 and the nine-month period ended September 30, 2004, in each case indicating with which of the HMO Subsidiaries such providers are conducting business and the expenses incurred to such providers during such periods. Neither the Company nor any of its Subsidiaries has received any written notice from any material customer (including any customer of management services) or provider of the Company or any of its Subsidiaries to the effect that, and the Company has no knowledge that, such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, products or services from the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither the Company nor any of its Subsidiaries has received any written notice from any material provider or supplier to the Company or any of its Subsidiaries to the effect that, and the Company has no knowledge that, such provider or supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

     6.25 Real Property.

          (a) None of the Company or any of its Subsidiaries has any Owned Real Property.

          (b) The Real Property Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Each of the Company and its Subsidiaries has delivered to Holdings and Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on the Real Property Schedule, all the Leased Real Property is held pursuant to valid, binding leases therefor which are in full force and effect and enforceable by the Company or a Subsidiary, as appropriate, in accordance with their respective terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditor's rights and general equitable principles affecting the availability of specific performance and other equitable remedies). There are no existing material defaults by the Company or any of its Subsidiaries under any of the leases to which any Leased Real Property is subject.

     6.26 Disclosure; Knowledge of Breach of Representations of Buyer and Holdings. To the Knowledge of the Company, neither this Article VI or any of the Schedules attached hereto nor any of the certificates or other items delivered to Buyer or Holdings by the Company, any of the Sellers or the Sellers' Representative pursuant to the terms of this Agreement, when taken together as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading. The Company does not have any Knowledge (without any duty to investigate) of any material facts or circumstances which (x) are not known to the Buyer, (y) to the Company's Knowledge (without any duty to investigate) would actually constitute a breach of any of the representations and warranties set forth in Article VII hereto and
(z) the Company has not previously disclosed to Buyer with the intent to induce Buyer or Holdings to make a misrepresentation in this Agreement for purposes of recovering such Losses pursuant to Section 9.2 below (without giving effect to any disclosures pursuant to Section 4.7 with respect to any breaches of representations or warranties as of the date of this Agreement but after giving effect to any disclosures pursuant to Section 4.7 with respect to any breaches of representations or warranties after the date of this Agreement).

     6.27 Closing Date. The representations and warranties of the Company contained in this Article VI and elsewhere in this Agreement and in any schedule (as updated pursuant to Section 4.7), attachment or exhibit hereto or in any certificate delivered by the Sellers' Representative or the Company to Buyer or Holdings shall be true and correct in all material respects on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except those representations and warranties as of a specific date, which shall be true and correct in all material respects as of such date.

                                  ARTICLE VII

              REPRESENTATIONS AND WARRANTIES OF BUYER AND HOLDINGS

     As a material inducement to Sellers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, each of Buyer and Holdings hereby represents and warrants, jointly and severally, to Sellers and the Company as follows:

     7.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Holdings and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and, at Closing, will have all requisite corporate power and authority to perform its respective obligations hereunder and under the Transaction Documents, and to otherwise consummate the transactions contemplated hereunder and thereunder, as the case may be.

     7.2 Holdings Capital Stock. Immediately subsequent to the Closing (and after giving effect to the transactions contemplated by this Agreement), the entire authorized capital stock of Holdings will consist of 1,000,000 shares of Holdings Preferred Stock and 74,000,000 shares of Holdings Common Stock. The Holdings Securities issued to the Sellers will have been, at or before the Closing, duly authorized and, when issued to the Sellers in accordance with this Agreement, will be validly issued, fully paid, and nonassessable and not subject to (except pursuant to the Shareholders Agreement), nor will they be issued in violation of, any preemptive rights or rights of first refusal. At the Closing, Holdings shall deliver to the applicable Sellers good and marketable title to the Holdings Securities, free and clear of all Encumbrances other than restrictions on transfer under the Securities Act and applicable state securities laws and Encumbrances pursuant to this Agreement, any other Transaction Document or any of the transactions contemplated by any of the Transaction Documents. Except as set forth in Holding's certificate of incorporation and in the Transaction Documents, Holdings (after giving effect to the transactions contemplated by this Agreement) is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity securities or any warrants, options or other rights to acquire its equity securities, and there are no agreements with respect to the voting or transfer of Holdings' equity securities or with respect to any other aspect of Holdings' affairs. Holdings owns all of the issued and outstanding capital stock of Buyer, and there are not outstanding any other securities or securities convertible or exchangeable for any equity securities or containing any profit participation features, nor any rights or options to subscribe for or to purchase Buyer's equity securities or any securities or securities convertible into or exchangeable for Buyer's equity securities or any equity appreciation rights or phantom interests. Each share of Holdings Securities to be issued at or prior to Closing to GTCR Fund VIII or any of its Affiliates shall be sold to such Persons pursuant to the GTCR and Cash Purchaser Purchase Agreement.

     7.3 No Operations. Since the date of incorporation of Holdings, Holdings has not conducted any business or operations of kind or nature or acquired any assets or become subject to any liabilities or obligations of any kind or nature, except as expressly contemplated by this Agreement. Since the date of incorporation of Buyer, Buyer has not conducted any business or operations of any kind or nature or acquired any assets or become subject to any liabilities or obligations of any kind or nature, except as expressly contemplated by this Agreement.

     7.4 Authorization. The execution, delivery and performance by Buyer and Holdings of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer or Holdings is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer or Holdings, respectively, and no other corporate act or proceeding on the part of Buyer, Holdings, either of their respective board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer or Holdings is a party and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Holdings and constitutes a valid and binding obligation of Buyer and Holdings, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditor's rights and general equitable principles affecting the availability of specific performance and other equitable remedies) and each of the other agreements and instruments contemplated hereby to which Buyer or Holdings is a party, when executed and delivered by Buyer or Holdings, as applicable, in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer or Holdings, as applicable, enforceable with its respective terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditor's rights and general equitable principles affecting the availability of specific performance and other equitable remedies).

     7.5 No Violation. Except as may be required under the HSR Act, neither Holdings nor Buyer is subject to nor obligated under its certificate of incorporation or by-laws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     7.6 Governmental Authorities and Consents. Except as required pursuant to the HSR Act or as set forth on the Holdings Governmental Approval Schedule attached hereto, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Holdings and Buyer or the consummation by Holdings and Buyer of the transactions contemplated hereby.

     7.7 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's knowledge, threatened against or affecting Holdings or Buyer, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Holdings' or Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

     7.8 Brokerage. Except as set forth on the Buyer Brokerage Schedule attached hereto, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Holdings.

     7.9 Availability of Funds. Assuming consummation of the Debt Transactions, Buyer will at the Closing have sufficient immediately available funds, in cash, to pay the Estimated Cash Purchase Price and to pay any other amounts payable by Buyer pursuant to this Agreement.

     7.10 Closing Date. The representations and warranties of Holdings and Buyer contained in this Article VII and elsewhere in this Agreement and in any schedule (as updated pursuant to Section 4.7), attachment or exhibit hereto or in any certificate delivered by Holdings and Buyer to the Sellers' Representative, on behalf of the Sellers, shall be true and correct in all material respects on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except those representations and warranties as of a specific date, which shall be true and correct in all material respects as of such date.

     7.11 Investment Representations; Access to Information.

          (a) Buyer is acquiring the Purchased Securities pursuant to this Agreement (the "NewQuest Securities") for its own account with the present intention of holding such securities for purposes of investment, and does not have any intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. Buyer understands that the NewQuest Securities have not been registered under the Securities Act, or any state or foreign securities laws and that the NewQuest Securities may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

          (b) Buyer has received and reviewed carefully information regarding the Company, its Subsidiaries and the Sellers and has, to the extent it has deemed necessary or advisable, reviewed the aforementioned information and this Agreement with its investment, tax, accounting and legal advisors who are unaffiliated with and who are not compensated by the Company, its Subsidiaries and the Sellers. Buyer and/or its advisors and representatives have been given a full opportunity to ask questions of and to receive answers from the Company and each Subsidiary concerning the transactions contemplated hereby and the business, operations and financial condition of the Company and each Subsidiary and, to the Buyer's knowledge, have received or been given access to such information and documents as are necessary to verify the accuracy of the information furnished (including the schedules hereto, and any representations and warranties set forth in Article V and Article VI) to the Buyer as the Buyer or its representatives have requested. Notwithstanding the foregoing or any other provision to the contrary in this Agreement, Buyer and Holdings shall be entitled to rely upon the representations and warranties of the Company, the Sellers' Representative and any of the Sellers in this Agreement or any of the other Transaction Documents.

     7.12 Acknowledgment. Buyer and Holdings hereby acknowledge and agree that the representations and warranties by the Company and the Sellers in Article V and Article VI constitute the sole and exclusive representations and warranties (express or implied) of the Company and the Sellers in connection with the transactions contemplated by this Agreement (other than expressly set forth in a Transaction Document or in any certificate delivered to Buyer or Holdings pursuant thereto), and that neither Buyer nor Holdings has been induced, or relied upon, any representations, warranties, statements or information not expressly set forth herein or in the Transaction Documents. Buyer and Holdings agree that no claim shall be brought or maintained by the Buyer or Holdings or their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company, any Subsidiary, the Sellers or any affiliates thereof, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in, or breach of any of the representations, warranties or covenants of the Company or Sellers set forth or contained in, this Agreement or any agreement delivered hereunder, except to the extent provided in Article IX hereof (absent intentional misstatement, fraudulent misrepresentation or deceit).


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

     7.13 Knowledge of Buyer. Buyer does not have any Knowledge of any material facts or circumstances which (x) are not known to the Company or any of the Sellers, (y) to Buyer's Knowledge would actually constitute a breach of any of the representations and warranties set forth in Article V or Article VI hereto and (z) Buyer has not previously disclosed to the Company with the intent to induce the Company and the Sellers to make a misrepresentation in this Agreement for purposes of recovering such Losses pursuant to Section 9.2 below (without giving effect to any disclosures pursuant to Section 4.7 with respect to any breaches of representations or warranties as of the date of this Agreement but after giving effect to any disclosures pursuant to Section 4.7 with respect to any breaches of representations or warranties after the date of this Agreement).

                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

          (a) by the mutual written consent of Buyer and Holdings, on the one hand, and Sellers' Representative, on the other hand;

          (b) by Buyer if there has been a material breach of (i) a representation or warranty by any of the Sellers or the Company in the representations and warranties set forth in this Agreement or the Schedules or Exhibits thereto (without taking into account any disclosures made by Holdings or Buyer to Sellers pursuant to Section 4.7 above except pursuant to Section
4.13 above) which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect or (ii) a covenant by any of the Sellers, the Sellers' Representative or the Company set forth in this Agreement, which in the case of any breach of covenant which is curable has not been cured within twenty (20) days after written notification thereof by Buyer to Sellers' Representative (specifying in reasonable detail such breach or failure);

          (c) by the Sellers' Representative if there has been a material breach of (i) a representation or warranty by Holdings or Buyer in the representations and warranties set forth in this Agreement or the Schedules and Exhibits hereto (without taking into account any disclosures made by Holdings or Buyer to Sellers pursuant to Section 4.7 above except pursuant to Section 4.13 above) which individually or in the aggregate has had, or could reasonably be expected to have, a Buyer MAE or (ii) a covenant by Holdings or Buyer set forth in this Agreement, which in the case of any breach of covenant which is curable has not been cured within twenty (20) days after written notification thereof by the Company to Holdings or Buyer, as applicable (specifying in reasonable detail such breach or failure); or

          (d) by either Buyer, on the one hand, or the Sellers' Representative, on the other hand, upon 10 days written notice if the transactions contemplated hereby have not been consummated by February 28, 2005;

          (e) by either the Sellers' Representative or Buyer if a governmental entity, body or authority shall have issued a final judgment, decree or order or taken any other action which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or

          (f) by Buyer upon written notice to the Sellers' Representative after the Sellers' Representative has delivered a MAE Notice pursuant to Section 4.7.


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

     provided that (i) if the party electing termination pursuant to clause (b),
(c), (d) or (e) of this Section 8.1 is Holdings or Buyer, neither Holdings nor Buyer are in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement and (ii) if the party electing termination pursuant to clause (b), (c), (d) or (e) of this
Section 8.1 is the Sellers' Representative, none of the Company, the Sellers' Representative or any of the Sellers are in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement. In the event of termination by Holdings or Buyer pursuant to this Section 8.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the Company and the Sellers' Representative. In the event of termination by the Sellers' Representative pursuant to this Section 8.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to Buyer and Holdings.

     8.2 Effect of Termination.

          (a) In the event of termination of this Agreement by any of Buyer, Holdings, the Company or the Sellers' Representative as provided above, this Agreement shall forthwith terminate and have no further force and effect, except that (x) the covenants and agreements set forth in this Section 8.2 and Sections
9.6 (Expenses), 9.7 (Specific Performance), Article X and the last two sentences of Section 4.8 shall survive such termination indefinitely, and (y) subject to
Section 8.2(b) below, nothing in Section 8.1 or this Section 8.2 shall be deemed to release any party from any Losses arising out of any fraudulent, willful or intentional breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement pursuant to Section 9.7 or otherwise.

          (b) Notwithstanding any provision herein to the contrary, in the event that (a) all of the conditions to Holdings' and Buyer's obligations to consummate the transactions contemplated by this Agreement pursuant to Section
3.1 above are fully satisfied at or prior to the Closing and (b) this Agreement is terminated and the transactions contemplated by this Agreement are not consummated solely as a result of Buyer's breach of this Agreement (clauses (a) and (b) above collectively, the "Liquidated Damages Conditions"), Buyer agrees to promptly pay, or cause to be paid to, the Company an amount equal to Five Million Dollars ($5,000,000) in the aggregate (the "Liquidated Damages Amount"). For purposes of this Section 8.2(b) only, (a) the conditions to Holdings' and Buyer's obligations to consummate the transactions contemplated by this Agreement shall assume that Buyer and Holdings have executed and delivered all Transaction Documents required to be executed or delivered by Buyer or Holdings at the Closing, (b) the conditions set forth in Section 3.1(f) shall be deemed to have been fully satisfied if all lenders with respect to the Debt Transactions are ready, willing and able to consummate the Debt Transactions on substantially the terms set forth in the Debt Financing Commitment Letters, including any flex provisions contained in the Debt Financing Commitment Letters or in any fee letter attached thereto, subject only to satisfaction of all other conditions to Buyer's and Holdings' obligations to consummate the transactions contemplated by this Agreement set forth in Section 3.1 (provided that all such other conditions have been fully satisfied) and (c) the conditions set forth in
Section 3.1(r) shall be deemed to have been fully satisfied if the Company's insurance carrier is ready, willing and able to issue the Run-Off Insurance Policies (subject only to receipt of the premium with respect to the Run-Off Insurance Policies) and the Company and Sellers are ready, willing and able to pay the premium with respect to the Run-Off Insurance Policies. The Liquidated Damages Amount shall be the sole and exclusive remedy of the Company, the Sellers and their respective Affiliates in the event that the Liquidated Damages Conditions are satisfied. The parties hereto acknowledge that the Liquidated Damages Amount has been negotiated by the parties hereto not as a penalty but as a good faith attempt by the parties hereto to arrive at a reasonable estimate of the damages to the Company, the Sellers and their Affiliates in the event that the Liquidated Damages Conditions have been satisfied. In any


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

action for the payment of the Liquidated Damages Amount, the reasonableness of such amount shall be presumed.

                                   ARTICLE IX

                 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

     9.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing as follows:

          (a) the representations and warranties in Article V (Representations and Warranties of Sellers), Section 6.1 (Capacity, Organization, Etc.), Section
6.2 (Equity Securities and Related Matters; Title to Units), the first three sentences and the last sentence of Section 6.3 (Authorization), Section 6.4 (Subsidiaries), Section 6.14 (Compliance with Laws), Section 6.17 (Employee Benefits Plans), Section 6.19 (Tax Matters), Section 6.20 (Brokerage and Transaction Bonuses), Section 6.23 (Affiliated Transactions), Section 6.27 (Closing Date) with respect to Sections 6.1, 6.2, 6.3, 6.4, 6.14, 6.17, 6.19,
6.20 and 6.23, Section 7.1 (Organization and Power), Section 7.2 (Holdings Capital Stock), Section 7.4 (Authorization), Section 7.8 (Brokerage), Section
7.11 (Investment Representations) and Section 7.10 (Closing Date) with respect to Sections 7.1, 7.2, 7.4, 7.8 and 7.11 shall terminate ninety (90) days following the expiration of the applicable statutes of limitations in respect of such matters (after giving effect to any extensions or waivers thereof); and

          (b) all other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall terminate on the date which is eighteen (18) months after the Closing Date;

provided that any representation or warranty in respect of which indemnity may be sought under Section 9.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section
9.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 9.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party's officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder (except to the extent of any breach of the Company's representations and warranties pursuant to the second sentence of Section 6.26 or any breach of the Buyer's representations and warranties pursuant to Section 7.13). The parties acknowledge that indemnification hereunder with respect to the breach of any post-Closing covenant or agreement contained herein, including any breach of any post-Closing covenant or agreement contained in this Article IX, shall not be subject to any time or other limitations (other than those imposed under any applicable statute of limitations).

     9.2 Indemnification.

          (a) Indemnification by Sellers for Company Breaches. Subject to the terms, conditions and exceptions set forth in this Section 9.2(a) and elsewhere in this Article IX, Sellers, through the Escrow Account and thereafter severally, but not jointly, shall indemnify Buyer and Holdings and their respective Affiliates (including the Company after the Closing), stockholders, officers, directors,


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

employees, agents, partners, representatives, successors and assigns (collectively, the "Buyer Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including any interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, but excluding any exemplary or punitive damages which would cause the Buyer Parties to recover more than the actual amount of such loss, cost or expense sustained or suffered by the Buyer Parties, other than awards for exemplary or punitive damages paid or payable or otherwise incurred by any Buyer Party arising out of any third-party claim (provided that this exclusion is not intended to limit recovery for lost profits, consequential damages or any other liabilities or damages to the extent actually sustained or suffered by any of the Buyer Parties)) (collectively, "Losses"), which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, or relating to: (i) any breach by the Company or the Sellers' Representative of any representation or warranty made by the Company in this Agreement or any of the Schedules or Exhibits attached hereto, or in any of the certificates or other instruments or documents furnished by the Company or the Sellers' Representative pursuant to this Agreement (without regard and without giving effect to (x) any materiality or Material Adverse Effect standard or qualification contained in such provision which has the effect of making such provision in this Agreement less restrictive or (y) any disclosures pursuant to
Section 4.7 (other than any disclosure pursuant to Section 4.13) with respect to the representations and warranties set forth in Section 5.6 (Closing Date) or
Section 6.27 (Closing Date) (as if such standards or qualifications were deleted from such other provision contained in this Agreement)); (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Company or Sellers' Representative under this Agreement or any of the Schedules and Exhibits attached hereto (without regard and without giving effect to (x) any materiality or Material Adverse Effect standard or qualification contained in such provision which has the effect of making such provision in this Agreement less restrictive or (y) any disclosures pursuant to Section 4.7 (other than any disclosure pursuant to Section 4.13) with respect to the representations and warranties set forth in Section 5.6 (Closing Date) or Section 6.27 (Closing
Date) (as if such standards or qualifications were deleted from such other provision contained in this Agreement)); (iii) except to the extent of the Taxes included in the Closing Tax Liability and taken into account in determining the final and binding Total Value, all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (iv) all Taxes of any member of an Affiliated Group attributable to a Pre-Closing Tax Period of which the Company or any Subsidiary (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign law or regulation), (v) any and all Taxes of any Person imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; (vi) any Tax liability (which shall include any decrease to any past, present, or future Tax asset or attribute of the Company or its Subsidiaries or Buyer Parties including, but not limited to, any decrease in Tax basis or change in the timing of the utilization of any Tax asset or attribute or the Tax effect of any item which increases any amounts paid or payable with respect to Taxes) resulting from any distribution, assignment or other transfer of all or any portion of the assets or business operated by any Subsidiary of the Company to any other Subsidiary of the Company; (vii) any of the matters set forth on the Indemnification Schedule attached hereto or (viii) any Pre-Closing D&O Liability; provided that: (A) Sellers shall not have any liability under this
Section 9.2(a), other than pursuant to clause (ii) (as the same relates to post-Closing covenants and agreements of the Sellers' Representative), clause
(vi), clause (vii) or clause (viii) above, unless the aggregate of all such Losses under this Section 9.2(a) for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $500,000 (and then Sellers shall be liable only to the extent such Losses exceed the $500,000 threshold amount); (B) no Buyer Party may make any claim for indemnification for any


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

single claim or series of related claims, other than pursuant to clause (viii) above, unless the Losses are in excess of $100,000 (and any Buyer Party may thereafter recover the entire amount of any such Losses (subject to clause (A) above)); (C) the Escrow Amount shall be the primary source for Losses under
Section 9.2(a) until its exhaustion or disbursement pursuant to the terms of the Escrow Agreement; (D) except as set forth below, each Seller's indemnification obligations shall be limited to their pro rata portion of the indemnifiable amounts hereunder (based on such Seller's Indemnification Share); (E) no Seller shall be liable under Section 9.2(a) and/or (b) for an aggregate amount in excess of the Cash Purchase Price received hereunder (absent intentional misstatement, fraudulent misrepresentation or deceit); and (F) for the avoidance of doubt, Sellers shall not have any liability under this Agreement for Taxes to the extent taken into account in determining the Closing Tax Liability and taken into account in determining the final and binding Total Value. Notwithstanding anything to the contrary contained in this Agreement (including in this Section 9.2), in the event the Escrow Funds which are not subject to any claims are not sufficient to indemnify the Buyer Parties for any Loss pursuant to clause (vi) above, the Buyer Parties shall recover directly from each of the Contributing Sellers in cash, on a several but not joint basis on the basis of each Seller's Indemnification Share. If Buyer is unable to recover cash from a Seller pursuant to the preceding sentence within 10 days after delivery of written notice to the Sellers' Representative (and to the extent practicable a confirmatory phone call to the Sellers' Representative to confirm receipt of such notice), Buyer may (in addition to any other rights Buyer may have to recover such Losses pursuant to
Section 9.2(d) below), but shall not be required to, recover any out-of-pocket Tax liability (including, without limitation, any interest or penalties) included in such Losses jointly and severally from Herbert A. Fritch, Jeffrey L. Rothenberger, Robert B. Mack, Fred C. Goad, Jr., Glenn Marconcini, John F. Jordan, S. Murray Blackshear and Sanger Family Enterprises, Ltd. Without limiting the foregoing, as between the Sellers, each Seller agrees that it shall be liable for and contribute to the amount of any Loss recovered pursuant to the immediately preceding sentence on a several, but not joint, basis on the basis of each Seller's Indemnification Share. Notwithstanding any provision to the contrary, nothing in this Agreement (including this Section 9.2(a)) shall limit or restrict any of the Buyer Parties' right to maintain or recover any amounts in connection with any action or claim based upon intentional misstatement, fraudulent misrepresentation or deceit.

          (b) Indemnification by Sellers for Individual Seller Breaches. Subject to Section 9.2(d) below, each Seller individually and not jointly and severally, shall indemnify and hold harmless the Buyer Parties from and against any and all Losses which any of the Buyer Parties sustains, or to which any of the Buyer Parties is subjected, arising out of any misrepresentation, breach or non-fulfillment by such Seller under any of the individual representations, warranties, covenants, agreements or other provisions of this Agreement, including such Seller's representations and warranties set forth in Article V above, or any other agreement or document executed in connection herewith with respect to such Seller (collectively, the "Individual Obligations").

          (c) Indemnification by Buyer. Buyer agrees to and shall indemnify Sellers and their respective Affiliates, stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the "Seller Parties") and hold them harmless against any Losses which they may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of: (i) the breach or non-fulfillment by Buyer or Holdings of any representation, warranty, covenant or agreement made by Buyer or Holdings in this Agreement or any other agreement or document executed in connection herewith with respect to Buyer or Holdings (without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification contained in such provision which has the effect of making such provision in this Agreement less restrictive (as if such standards or qualifications were deleted from such other provision contained in this Agreement)) or (ii) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Taxable periods ending after the Closing Date and the portion from and after the Closing Date for any Taxable period that includes (but does not end on) the Closing Date; provided that: (A) Buyer, Holdings and their respective


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

Subsidiaries shall not have any liability under this Section 9.2(c) unless the aggregate of all such Losses under this Section 9.2(c) for which Buyer and Holdings would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $500,000 (and then Buyer and Holdings, jointly and severally, shall be liable only to the extent such Losses exceed the $500,000 threshold amount); and (B) Sellers may not make any claim for indemnification for any single claim or series of related claims unless the Losses are in excess of $100,000 (and the Seller Parties may thereafter recover the entire amount of any such Losses (subject to clause (A) above)).

          (d) Manner of Payment. Except as otherwise provided herein, any indemnification payments to the Buyer Parties pursuant to Section 9.2(a) above shall first be made to the extent possible from the Escrow Funds in the Escrow Account (as defined in the Escrow Agreement) and thereafter shall be made directly by Contributing Sellers in cash, on a several but not joint basis on the basis of each Seller's Indemnification Share. If Buyer or Holdings is unable to recover cash from any Seller as described in the preceding sentence within 10 days after delivery of written notice to the Sellers' Representative (and to the extent practicable a confirmatory phone call to the Sellers' Representative to confirm receipt of such notice), Buyer or Holdings may recover directly from that Seller through surrendering shares or portions of shares of Holdings Securities held by such Seller or such Seller's transferees with a value equal to the amount of any such unsatisfied portion of such Loss. Except as otherwise provided herein, any indemnification payments to any of the Buyer Parties pursuant to Section 9.2(b) above shall be made by check or wire transfer of immediately available funds from such Seller to an account designated by the applicable Buyer Party. If Buyer or Holdings is unable to recover cash from such Seller as described in the preceding sentence within 10 days after delivery of written notice to the Sellers' Representative (and to the extent practicable a confirmatory phone call to the Sellers' Representative to confirm receipt of such notice), Buyer or Holdings may, at their option, recover the amount of such portion of such Loss (i) from the Escrow Funds in the Escrow Account and/or (ii) directly from such Seller through surrendering shares or portions of shares of Holdings Securities held by such Seller or such Seller's transferees with a value equal to the amount of any such unsatisfied portion of such Loss. Except as otherwise provided herein, any indemnification payments of the Buyer Parties pursuant to Section 9.2(c) above shall be effected by check or wire transfer of immediately available funds from Buyer to the Sellers' Representative, on behalf of the Sellers. In the event any Seller (or such Seller's transferee(s)) is required to surrender any shares (or portions thereof) of Holdings Securities, the number of shares (or portions thereof) of Holdings Securities to be surrendered by any such Seller (or such Seller's transferee(s)) shall have an aggregate value equal to (x) the amount of the indemnification payment required to be made by such Seller divided by (y) the fair market value of such Holdings Securities as determined by Holdings' board of directors in its reasonable discretion. Any shares of Holdings Securities surrendered pursuant to this
Section 9.2(d) shall be in the ratio of one (1) share of Holdings Preferred Stock to the number of shares of Holdings Common Stock equal to (A) the Holdings Common Percentage divided by (B) the Holdings Preferred Percentage multiplied by 10,000. Any Seller required to surrender shares (or portions thereof) of Holdings Securities pursuant to this paragraph (d) shall promptly deliver (but in no event more than 10 days after valid demand for delivery of such certificates has been given to the Sellers' Representative) (or cause to be delivered by such Seller's transferee(s)) to Holdings (or if held by Holdings as custodian on behalf of such Seller pursuant to the Stockholders Agreement shall request that Holdings release for surrender) the stock certificate(s) representing such Seller's shares (or such Seller's transferee(s) shares) of Holdings Securities for cancellation, together with duly executed forms of assignment sufficient to transfer title thereto to Holdings or Buyer. Upon receipt of such stock certificate(s) from such Seller or such Seller's transferee(s), Holdings shall issue a new stock certificate to such Seller or its permitted transferee evidencing the number of shares of each class of Holdings Securities delivered to Buyer on behalf of such Seller pursuant to the preceding sentence less the number of shares of each class of Holdings Securities to be surrendered to Buyer pursuant to this paragraph (d). All indemnification payments under this Section 9.2 shall be deemed adjustments to the Total Value and the Cash Purchase Price set forth in Section 2.3(a)


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

above. Any payments pursuant to this Section 9.2(d) shall be made no later than ten business days after the date such amount is determined by a court of competent jurisdiction or as otherwise agreed upon by Buyer and the Sellers' Representative. If the Buyer Parties may recover a Loss under both Section 9.2(a) and Section 9.2(b), Buyer agrees to seek recovery for such Loss pursuant to Section 9.2(b) prior to recovery of such Loss under Section 9.2(a) unless such Buyer Party reasonably believes that all or substantially all of the Sellers are in breach of any particular representation, warranty or covenant.

          (e) Defense of Third-Party Claims. Any Person making a claim for indemnification under this Section 9.2 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that notwithstanding any provision in this Agreement, if any Sellers are the Indemnitor (other than with respect to Individual Obligations), then the Indemnitor shall be the Sellers' Representative, on behalf of all of the Sellers, with respect to any notice requirements or rights to defend against any claim pursuant to this Section 9.2. Notwithstanding any provision in this
Section 9.2, the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have materially prejudiced the defense of the related claim. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense (which approval shall not be unreasonably withheld, conditioned or delayed and it being specifically agreed that each of Kirkland & Ellis LLP and Bass, Berry & Sims PLC shall be deemed reasonably acceptable to the Indemnitee); provided that prior to the Indemnitor assuming control of such defense it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible for all liabilities and obligations, excluding any deductibles under Run-Off Insurance Policies or other limitations on the Indemnitor's indemnification obligations provided in this Agreement, relating to such claim for indemnification based on the facts and circumstances of such claim known or which would reasonably be expected to have been known at such time and that it reasonably believes that Indemnitor would reasonably be expected to incur a majority of any Loss in excess of any deductible with respect to such claim and (ii) enter into an agreement with the Indemnitee in form and substance reasonably satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder, excluding any deductibles under Run-Off Insurance Policies or other limitations on the Indemnitor's indemnification obligations provided in this Agreement; and provided further, that:

               (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ one counsel of its choice for such purpose; provided that the reasonable fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the reasonable fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

               (ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee


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

reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or injure the Indemnitee's reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; or (5) upon good faith petition by the Indemnitee under the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim;

               (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed with respect to clause
(B) below) before entering into any settlement of a claim or ceasing to defend such claim if, (A) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee, (B) such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, excluding any deductibles under Ron-Off Insurance Policies provided in this Agreement, without prejudice, or (C) if it is reasonably likely that such settlement will result in a material increase in the Tax liability of Holdings, Buyer or any of their respective Affiliates, or the Company or its Subsidiaries for any taxable period (or portion thereof) ending after the Closing Date; and

               (iv) if the Indemnitee shall control the defense of any indemnifiable claim, the Indemnitee shall obtain the prior written consent of the Indemnitor before entering into any settlement of such claim (which shall not be unreasonably withheld, conditioned or delayed) and shall not cease to defend such claim without prior notice to the Indemnitor of the Indemnitee's intention to cease to defend such claim; provided that no such consent shall be required with respect to any portion of the claim that requires no monetary payment and provided further that if such consent is withheld by the Indemnitor, the Indemnitor shall assume the defense of such claim and shall fully indemnify the Indemnitee for all incremental or additional Losses relating to such claim (i.e. in excess of the amount of Losses which would have been incurred if the parties entered into such settlement).

          (f) Insurance Proceeds. Notwithstanding anything to the contrary in this Agreement, to the extent that an Indemnitee receives insurance proceeds as a result of any Loss, the Indemnitee shall pay the amount of such insurance proceeds or recovery to the Indemnitor promptly after such insurance proceeds are actually received by the Indemnitee; provided that (i) Indemnitor shall not be entitled to any such insurance proceeds in excess of the indemnification payment or payments actually received from the Indemnitor by Indemnitee with respect to such Loss, and (ii) Indemnitor shall only be entitled to such insurance proceeds to the extent that (x) the amount of any payment actually received from the Indemnitor by Indemnitee with respect to such Loss plus the amount of any insurance proceeds with respect to such Loss is greater than (y) the amount of such Loss to the Indemnitee. The Indemnittee shall use commercially reasonable efforts to recover under any Run-Off Insurance Policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

          (g) Other Exclusions. The amount of any Loss subject to indemnification under Section 9.2 shall initially be calculated without regard to any Tax Benefit. If the Indemnitee receives a Tax Benefit on account of such Loss, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnitee. For purposes hereof, "Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes which are paid or otherwise would have been paid, if such Loss had not been incurred, calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Loss for which indemnification was made and treating such Tax items as the last items claimed for any taxable year. In addition, the Buyer Parties shall not be entitled to indemnification for any deductibles paid with respect to the Run-Off Insurance


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

Policies (which deductibles shall be paid, or caused to be paid, by Holdings when and as incurred (subject to any rights to indemnification pursuant to this Section 9.2).

          (h) No Duplication. Buyer shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that Buyer had already recovered such Losses pursuant to other provisions of this Agreement (including any amounts paid under Section 2.3(c)).

          (i) Exclusive Remedy. The remedies provided for in this Section 9.2 shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of the representations and warranties and pre-Closing covenants or other agreements to be fully performed or satisfied prior to the Closing contained in this Agreement or in any of the certificates furnished by any party hereto pursuant to this Agreement, except in the case of intentional misstatement, fraudulent misrepresentation or deceit.

          (j) Certain Waivers; etc. Each Seller hereby agrees that such Seller shall not make any claim for indemnification against Holdings, Buyer, the Company or any of their respective Affiliates by reason of the fact that such Seller is or was a equityholder, employee, manager, director or agent of the Company or any of its Subsidiaries or Affiliates or is or was serving at the request of the Company or any of its Affiliates as a partner, trustee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against Sellers pursuant to this Agreement or applicable law or otherwise, and each Seller hereby acknowledges and agrees that such Seller shall not have any claim or right to contribution or indemnity from the Company or any of its Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges the Company and its Affiliates from any and all liabilities and obligations to him or her of any kind or nature whatsoever which are related to any facts, circumstances, events or conditions prior to the Closing, whether in his or her capacity as a unitholder of the Company or any of its Subsidiaries or Affiliates or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith and other than compensation paid to the Sellers in the ordinary course of business) or otherwise at law or equity, and each Seller agrees that such Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company or any of its Affiliates. Notwithstanding the foregoing, Sellers who were directors, officers or managers of the Company or any of its Subsidiaries at any time prior to the Closing shall not release the Company with respect to any deductibles to be paid under any of the Run-Off Insurance Policies or any Pre-Closing D&O Liability. The Buyer Parties shall not be entitled to indemnification for any deductibles paid by Buyer or any of its Affiliates under any of the Run-Off Insurance Policies. In no event after the Closing shall the Company or any of its Affiliates have any liability whatsoever to any of the Sellers for any breaches of the representations, warranties, agreements or covenants of the Company hereunder, and in any event none of the Sellers may seek contribution from the Company or any of its Subsidiaries or Affiliates in respect of any payments required to be made after the Closing by any of the Sellers pursuant to this Agreement.

     9.3 Mutual Assistance. Holdings, Buyer, the Company, the Sellers' Representative and Sellers agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Company and Buyer or Holdings in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

     9.4 Non-Competition; Non-Solicitation.


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          (a) Each Seller hereby acknowledges that such Seller is familiar with the Company's and its Subsidiaries' trade secrets and with other Confidential Information. Each Seller acknowledges and agrees that the Company and its Subsidiaries would be irreparably damaged if such Seller were to provide services to or otherwise participate in the business of any Person competing with the Company in a similar business and that any such competition by such Seller would result in a significant loss of goodwill by the Company and its Subsidiaries. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 9.4 were a material inducement to Buyer and Holdings to enter into this Agreement and to perform their obligations hereunder, and that none of Buyer, Holdings or its stockholders would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this Section 9.4. Therefore, each Seller agrees, in further consideration of the amounts to be paid hereunder for such Seller's Purchased Units and the goodwill of the Company sold by Sellers and the Holding Securities to be issued in exchange for such Seller's Contributed Units, that (x) until the fifth anniversary of the Closing, each Other Seller shall not (and shall cause such Seller's Subsidiaries and use commercially reasonable efforts to cause such Seller's other Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any business engaged directly or indirectly in providing health plans and (y) until the third anniversary of the Closing, each Select Seller shall not (and shall cause such Seller's Subsidiaries and use commercially reasonable efforts to cause such Seller's other Affiliates not to) directly or indirectly commence operations, manage or control anywhere in the Restricted Territories any business engaged directly or indirectly in providing Medicare health plans to individual or employer groups (the "Restricted Business"); provided that nothing herein shall prohibit any Seller or any Seller's Affiliate from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation, (ii) becoming employed, engaged, associated or otherwise participating with a separately managed division or Subsidiary of a competitive business that does not engage in the Restricted Business (provided that services are provided only to such division or Subsidiary), or (iii) with respect to any particular Select Seller, from engaging in any activities set forth on the Select Seller Permitted Activity Schedule. For purposes of this Agreement, "Restricted Territories" shall mean the States of Alabama, Illinois, Mississippi, Tennessee and Texas. Each Seller acknowledges that the Company's business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company's and its Subsidiaries' business being sold by Sellers pursuant to this Agreement.

          (b) Each Other Seller agrees that until the fifth anniversary of the Closing such Seller shall not (and shall cause such Seller's Subsidiaries and use commercially reasonable efforts to cause such Seller's other Affiliates not
to) and each Select Seller agrees that until the third anniversary of the Closing such Seller shall not (and each Select Seller shall cause such Seller's Subsidiaries and use commercially reasonable efforts to cause such Seller's other Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries or Affiliates to leave the employ of the Company or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between the Company or any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries or Affiliates at any time during the one-year period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 9.4(b) that any such hiring within such one-year period is in violation of clause (i) above), or (iii) for so long as such Seller has continuing obligations under
Section 9.4(a) above, induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries or Affiliates (including any Person that was a customer, supplier or other business relation of the Company or any of Subsidiaries or Affiliates at any time during the 12-month period immediately


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

prior to such inducement or attempt to induce) to cease doing business with the Company or any of its Subsidiaries or Affiliates, or in any way interfere with or adversely modify the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries or Affiliates. Notwithstanding the foregoing, nothing in this Section 9.4 shall prohibit any Sellers or their Affiliates from employing an individual (i) with the consent of Buyer or (ii) who responded to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at an employee of Holdings, Buyer, the Company or any of their respective Subsidiaries.

          (c) Each Seller agrees that such Seller shall not (and each Seller shall cause such Seller's Subsidiaries and use commercially reasonable efforts to cause such Seller's other Affiliates not to) (i) make any negative or derogatory statement or communication regarding Buyer, Holdings, the Company or any of their respective Affiliates or employees with the intent to harm the Company, Holdings or Buyer or (ii) make any disparaging statement or communication regarding Buyer, Holdings, the Company or any of their respective Affiliates or employees. Buyer and Holdings shall not (and shall cause the Company's Subsidiaries and use commercially reasonable efforts to cause their respective officers, directors and employees not to) make any derogatory or disparaging statement or communication regarding any Seller or, to the knowledge of such Person, any Seller's Affiliates, with the intent to harm such Person. Nothing in this Section 9.4(c) will prohibit the making of any truthful statements made by any Person in response to a lawful subpoena or legal proceeding or to enforce such Person's rights under this Agreement and the other Transaction Documents.

          (d) If, at the time of enforcement of the covenants contained in this
Section 9.4 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Seller has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's and its Subsidiaries' business and the substantial investment in the Company and its Subsidiaries made by Buyer hereunder. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by such Seller of such Seller's Purchased Units and the goodwill of the Company's business and the contribution by such Seller of such Seller's Contributed Units pursuant to this Agreement and not directly or indirectly in connection with such Seller's employment or other relationship with the Company.

          (e) If any Seller or an Affiliate or Subsidiary of any Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, Holdings, the Company or any of their respective Affiliates at law or in equity:

               (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

               (ii) the right and remedy to require such Seller to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date


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

such Seller was actually aware or was notified that such Seller was in breach of any of the Restrictive Covenants.

In the event of any breach or violation by Sellers of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

     9.5 Press Release and Announcements. Unless required by law (in which case, each of Holdings and Buyer agrees to consult with the Sellers' Representative, and each of the Company and the Sellers' Representative agrees to consult with Holdings and Buyer prior to any such disclosure as to the form and content of such disclosure to the extent permitted by law), after the date hereof and through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Company or any of its Subsidiaries or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of the Company, Holdings or Buyer and Sellers' Representative. After the Closing, Holdings, Buyer and the Company may issue any such releases of information without the consent of any other party hereto.

     9.6 Expenses. Except as otherwise provided herein, Sellers and Buyer shall pay all of their own respective fees, costs and expenses (including transaction fees and any fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that, for avoidance of doubt, Buyer shall pay all HSR Act filing fees with respect to the acquisition by Holdings and Buyer of the equity interests of the Company but not HSR Act filing fees included as Sellers' Expenses. Without limiting the foregoing, the Company or Sellers shall pay all fees, costs and expenses of the Company incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, provided, however, that Buyer shall pay any Sellers' Expenses at Closing (pursuant to Section 2.2(c)(v)) to the extent such Sellers' Expenses have not been paid by the Sellers or the Company at or prior to the Closing out of Company Unregulated Cash. Any such Sellers' Expenses would reduce the Total Value and the Cash Purchase Price pursuant to Section 2.3. Notwithstanding the foregoing, the fees and expenses of the Escrow Agent shall be paid 50% by the Sellers (which amounts shall constitute Sellers' Expenses if payable at or prior to Closing and shall offset against any amounts released from the portion of the Escrow Amount released to the Sellers thereafter) and 50% by the Buyer.

     9.7 Specific Performance. Each of the Company, Sellers and Buyer acknowledge and agree that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the Company, Sellers and Buyer agree that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

     9.8 Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Each Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company and its Subsidiaries. Without limiting the foregoing, Sellers agree to reasonably cooperate with Holdings, Buyer and their respective Affiliates


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with any post-Closing notification requirements and shall provide such information to Holdings, Buyer and their Affiliates as such Persons may reasonably require to complete such notification.

     9.9 Confidentiality. Each Seller agrees not to disclose or use at any time (and each Seller shall cause each of such Seller's Subsidiaries and use commercially reasonable efforts to cause each of such Seller's other Affiliates not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is directly related to and required by such Seller's performance of duties assigned to such Seller by Buyer in such Seller's capacity as an employee of Buyer or any of its Subsidiaries. Each Seller further agrees use reasonable best efforts to take all appropriate steps (and each Seller shall cause each of such Seller's Subsidiaries and use commercially reasonable efforts to cause each of such Seller's other Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure. In the event any Seller or any Affiliate of any Seller is required by law to disclose any Confidential Information, such Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Seller and its Affiliates shall reasonably cooperate with Buyer and the Company at the Company's expense to preserve the confidentiality of such information consistent with applicable law.

     9.10 Tax Matters.

          (a) Straddle Period. With respect to the indemnification for Taxes in
Section 9.2(a), in the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided that for purposes of calculating the foregoing Taxes, any exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

          (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid 50% by Buyer and 50% by the Contributing Sellers (on the basis of such Sellers' Indemnification Share), and the Sellers will file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause the Company to, join in the execution, and otherwise use commercially reasonable efforts to cooperate in the preparation of, any such Tax Returns and documentation. Notwithstanding the foregoing, any amounts owing from Sellers pursuant to this Section may, at the option of Holdings or Buyer (but shall not be required to), be made from the Escrow Funds (as defined in the Escrow Agreement) in the Escrow Account.

          (c) Refunds and Tax Benefits. Except with respect to any Tax refunds arising from the carryback of any post-Closing Tax loss, deduction or credit and any Tax refund included in the final Closing Net Working Capital Amount (which refunds and/or credits against Tax shall be for the account of Buyer), any Tax refunds of the Unregulated Subsidiaries that are received by Buyer, Holdings or the Company and its Subsidiaries, and any amounts credited against Taxes to which Buyer, Holdings or the Company and its Subsidiaries become entitled in a tax period beginning after the Closing Date, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers,


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and Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

          (d) Cooperation on Tax Matters.

               (i) Sellers, the Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records.

               (ii) If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") shall be delivered, sent, commenced, or initiated to or against Buyer, the Company or any of its Subsidiaries by any Taxing authority with respect to Taxes that results in or may result in a Loss for which indemnification may be claimed from the Sellers under this Agreement, Buyer shall promptly notify Sellers' Representative in writing of such Tax Claim, and provided that the amount of the Tax Claim does not exceed (when combined with all other claims for indemnification asserted against the Sellers) the amount for which Sellers are liable under this Agreement (taking into account the limits on indemnification set forth in this Agreement), Sellers' Representative shall have the right to represent the Company and its the Subsidiaries' interests and to employ counsel of its choice at its expense with respect to any such Tax Claim; provided that Buyer shall have the right to participate in such proceedings related to such Tax Claim at its own expense. Sellers' Representative shall not settle or otherwise dispose of any Tax Claim related to a pre-Closing tax period for Buyer, the Company or its Subsidiaries may have a liability under this Agreement or that may have the effect of increasing Buyer's or the Company's (or its Subsidiaries') Tax liability for any Tax period ending after the Closing Date without the prior written consent of such Buyer, which consent may not be unreasonably withheld, conditioned or delayed.

               (iii) After the Closing, the Buyer shall not, and shall not permit the Company and its Subsidiaries to, amend any Tax Return filed prior to the Closing unless required by applicable law or that is necessary for the carryback of any post-Closing Tax item without the consent of the Sellers' Representative.

               (iv) Buyer and Sellers further agree, upon request by the other, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (v) The Company shall make an election under Section 754 of the Code with respect to the acquisition of Units in connection with this Agreement.

     9.11 Appointment of Sellers' Representative. The Sellers hereby authorize, Jeffrey L. Rothenberger (the "Sellers' Representative") as the attorney-in-fact of each of the Sellers, with full power


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and authority to administer the transactions contemplated by this Agreement and the Escrow Agreement, including (i) delivering the Total Value Certificate, (ii) executing the Escrow Agreement and amending or waiving, on behalf of each Seller, any provision of this Agreement and the Escrow Agreement, (iii) resolving and defending, on behalf of each Seller, any dispute with respect to Sellers' indemnification obligations under Section 9.2(a), and entering into any agreement to effectuate any of the foregoing which shall have the effect of binding such Seller as if the Seller had personally entered into such an agreement, (iv) taking all other actions expressly contemplated to be taken by the Sellers' Representative in this Agreement or the Escrow Agreement and (v) taking all other action under or related to this Agreement or any of the other Transaction Documents, including the Escrow Agreement which, in his discretion, he may consider necessary or proper to effectuate the transactions contemplated by this Agreement and related documents and to resolve any dispute, on behalf of each Seller with Holdings, Buyer or the Company, as appropriate, over any aspect of this Agreement or any of the other Transaction Documents, including the Escrow Agreement, and, on behalf of each Seller, to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such Seller as if the Seller had personally entered into such an agreement; provided, however, (i) that the Sellers' Representative shall have no obligation to make any amendments to this or any related agreement and (ii) that all actions taken or decisions made by the Sellers' Representative on behalf of the Sellers shall be taken or made in a manner which is ratably and equitably amongst all Sellers. Holdings, Buyer and the Company shall be able to rely conclusively on the actions, instructions and decisions of the Sellers' Representative as to the final determination of the Total Value, Cash Purchase Price and other matters set forth on the Total Value Certificate, the defense or settlement of any claims for indemnification by any Buyer Party pursuant to Section 9.2(a) hereof or with respect to any other actions required to be taken or expressly permitted to be taken by the Sellers' Representative hereunder in any of the other Transaction Documents, including the Escrow Agreement. None of Holdings, Buyer or the Company shall be liable to any Seller for any Losses or other damages resulting from reliance on the actions, instructions and decisions of the Sellers' Representative. Each Seller shall hold the Sellers' Representative harmless from any and all Loss, damage, or liability and expense (including legal fees) which such Seller may sustain as a result of any action taken in good faith by the Sellers' Representative. The Sellers' Representative shall incur no liability to the Sellers with respect to any action taken, omitted or suffered by the Sellers' Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and duly authorized, nor for any action or inaction required or permitted to be taken or omitted or suffered by him hereunder or in the Escrow Agreement, except to the extent resulting from the Sellers' Representative's own willful misconduct. The Sellers shall hold the Sellers' Representative harmless from any and all Losses that the Sellers' Representative may sustain as a result of any action taken in good faith by the Sellers' Representative in accordance with this Agreement or the Escrow Agreement. The Sellers' Representative shall be able to conclusively rely on advice of counsel in the performance of his duties hereunder and shall incur no liability to the Sellers for such reliance in good faith. Each Contributing Seller shall be responsible for its Indemnification Share of any indemnification and holding harmless of the Escrow Agent that may be or become the responsibility of the Sellers pursuant to the Escrow Agreement. Notwithstanding any provision to the contrary in this Agreement, in the event funds are distributed from the Escrow Account to the Sellers' Representative and certain Escrow Funds have been recovered by any of the Buyer Parties pursuant to claims made against the Escrow Account pursuant to Section 9.2(b) above or
Section 9.2(a) above which could have been made against an individual Seller pursuant to Section 9.2(b) above, then the Sellers' Representative may reallocate the distribution of such proceeds received from the Escrow Funds in good faith to deduct any amounts which any of the Buyer Parties received from the Escrow Funds with respect to a claim which was made or could have been made pursuant to Section 9.2(b) above from the Seller which caused such Loss as a result of any breach of such Seller's representations, warranties, covenants or other agreements set forth herein. Contributing Sellers representing an aggregate Indemnification Share in excess of 50%, in the aggregate, may vote to remove the Sellers' Representative with or without cause and appoint a successor. Upon the death, permanent disability, resignation or removal of the Sellers' Representative, a successor Sellers' Representative who shall be reasonably acceptable to Holdings and Buyer shall be elected by Contributing Sellers representing an aggregate Indemnification Share in excess of 50%, in the aggregate. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death, incapacity, liquidation or dissolution of each Seller or the occurrence of any other event or events, and the Sellers' Representative may not terminate this power of attorney with respect to any Seller or any Seller's successors or assigns without the consent of Holdings and Buyer.

     9.12 Employee Benefits. For a period of 12 months from the Closing Date, Buyer shall cause the Company to either provide a continuation of, or provide benefits substantially equivalent to, the Company's welfare and retirement benefits in existence immediately prior to Closing, to the employees of the Company who are employed by the Company or one of its Subsidiaries after the Closing Date (the "Continuing Employees"); provided, however, that such benefits may be modified by the Company during such 12 month period pursuant to a unanimous written consent or resolution of the Company's board of directors. To the extent that any such employees are terminated for a reason other than "cause" during such period, Buyer shall cause the Company to provide such employees with severance in an amount that is no less than such employees would have received under the severance policy of the Company or applicable Subsidiary prior to the Closing except pursuant to a unanimous written consent or resolution of the Company's board of directors; provided, however, that the foregoing provision shall not apply in respect of any employee who at the time of termination is a party to an individual employment agreement, severance agreement, or offer letter that provides for severance following termination of employment with the Company or a Subsidiary. For purposes of eligibility to participate and vesting under any benefit plan maintained or implemented after the Closing, each employee who is as of the Closing Date an employee of a Company or a Subsidiary shall be credited with his or her years of service with such Company or Subsidiary, as applicable, before the Closing Date, to the same extent as such employee was entitled, before the Closing Date, to credit for such service under any similar plans. The Company and applicable Subsidiaries shall also provide Continuing Employees and their eligible dependents with credit for any co-payments and deductibles paid under Company's medical, dental and vision plans for the year in which the Closing occurs under any substituted medical, dental and vision plans of the Company or its Subsidiaries for the purposes of satisfying any applicable co-payments and deductibles in the year in which the Closing occurs.

     9.13 Use of Names. Each Seller agrees that from and after the Closing such Seller will not (and such Seller will cause such Seller's Subsidiaries or will use commercially reasonable efforts to cause such Seller's other Affiliates not
to) use the names "NewQuest," "HealthSpring," "GulfQuest" or "Signature Health Alliance" or any derivation thereof or any other name used by the Company or its Subsidiaries or any name deceptively similar to such names in any business enterprise or in any commercial relationship other than with respect to the business conducted by Buyer and its Subsidiaries.

                                   ARTICLE X

                                  MISCELLANEOUS

     10.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon the Company, prior to the Closing, and Sellers only if such amendment or waiver is set forth in a writing executed by the Sellers' Representative, and any such amendment or waiver will be binding upon the Company, after the Closing, and Holdings and Buyer only if such amendment or waiver is set forth in a writing executed by Holdings, Buyer or the Company, as the case may be. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

     10.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow); (ii) one day after sent by reputable overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications (a) to Sellers shall be sent to the addresses set forth on the Schedule of Sellers attached hereto and (b) to the Sellers' Representative, the Company, Holdings and Buyer shall be sent to the addresses indicated below:

Notices to the Company (prior to the Closing):

NewQuest, LLC
44 Vantage Way
Suite 300
Nashville, TN 37228
Attn: Mr. Herb Fritch
Telecopy: (615) 291-7011

with a copy to (which shall not constitute notice to the Company):

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attn: J. James Jenkins, Jr., Esq.
Telecopy: (615) 742-2736

Notices to the Sellers' Representative and the Sellers:

c/o NewQuest, LLC
44 Vantage Way
Suite 300
Nashville, TN 37228
Attn: Jeffrey L. Rothenberger
Telecopy: (615) 291-7011

with a copy to (which shall not constitute notice to the Sellers' Representative or the Sellers):

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attn: J. James Jenkins, Jr., Esq.
Telecopy: (615) 742-2736

Notices to the Company (after the Closing), Holdings and Buyer:

NewQuest Holdings, Inc.
c/o GTCR Golder Rauner II, L.L.C.
6100 Sears Tower
Chicago, IL 60606
Attn: Edgar D. Jannotta, Jr.
      Peter M. Stavros
Telecopy: (312) 382-2201

with copies to (which shall not constitute notice to the Company, Holdings or Buyer):

Kirkland & Ellis LLP
200 East Randolph
Chicago, IL 60601
Attn: Kevin R. Evanich, P.C.
      Jeffrey A. Fine, Esq.
Telecopy: (312) 861-2200

     10.3 Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that (i) neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers prior to or after the Closing, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Holdings and Buyer and (ii) prior to Closing, Holdings and Buyer may not assign or delegate their rights and obligations hereunder, in whole or in part, except to any of its Affiliates without the consent of any of the other parties hereto; provided, however, that Holdings and Buyer shall remain primarily liable with respect to any obligations delegated to their respective Affiliates. In addition, after the Closing, Holdings and Buyer may assign their respective rights and obligations pursuant to this Agreement, including their respective rights and obligations under the Escrow Agreement, in whole or in part, in connection with any disposition or transfer of all or substantially all of such Person's assets or their respective businesses in any form of transaction without the consent of any of the other parties hereto. Holdings, Buyer and, following the Closing, the Company and its Subsidiaries may assign any or all of its rights pursuant to this Agreement, including its rights to proceeds from any indemnification claims, to any of its lenders as collateral security.

     10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10.5 Interpretation. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word "including" herein shall mean "including without limitation" and, unless the context otherwise required, "neither," "nor," "any," "either" and "or" shall not be exclusive. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     10.6 No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

     10.7 Complete Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, excluding, however, the Confidentiality Agreement, which shall remain in full force and effect until the Closing and shall thereafter immediately terminate and be of no further force or effect without any additional action by any party. Notwithstanding any provision to the contrary in the Confidentiality Agreement, Buyer and Holdings and their respective representatives may take all actions (including disclosure of any information upon reasonable prior notice to the Company to the extent practicable) expressly contemplated by this Agreement or for the purpose of effectuating the transactions contemplated by this Agreement; provided that such Persons inform any third parties of the confidentiality of any such Confidential Information and use commercially reasonable efforts to protect any information so disclosed.

     10.8 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument. In addition, upon conversion of all phantom equity interests in the Company into Units pursuant to
Section 4.13 above, the Phantom Members may become a party to this Agreement and succeed to all of the rights and obligations of a "Seller" under this Agreement by executing a Joinder and, upon such execution, such Person shall for all purposes be a party to this Agreement as a Seller.

     10.9 Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

     10.10 Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served at the address and in the manner provided for the giving of notices in
Section 10.2 above, or (ii) to the party to be served in care of such party's registered agent in the manner provided for the giving of notices in Section
10.2 above. Nothing in this Section 10.10 however shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final judgment (after giving effect to any timely appeals) in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

     10.11 Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive trial by jury and that any action or proceeding whatsoever between them relating to this Agreement or the transactions contemplated hereby shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

     10.12 Holdings Securities Legend. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

          "The securities represented by this certificate were originally issued on _______ ___, 2004, have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold or transferred in the absence of an effective registration statement under the Act or an exemption from registration thereunder.

          The securities represented by this certificate are subject to certain rights of set-off as set forth in that certain Purchase and Exchange Agreement, dated as of November 10, 2004, and as amended and modified from time to time, among the issuer (the "Company") and certain other Persons. A copy of such set-off rights shall be furnished by the Company to the holder hereof upon written request and without charge.

          The Company will furnish without charge to each stockholder who so requests, a full statement of all of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof authorized to be issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights."

     10.13 Amendment; Waivers of Company LLC Agreement. Without any further action, effective as of the Closing, each of the undersigned Sellers and the Company hereby waives any provisions of, consents to enact any amendments to and hereby amends, the Company LLC Agreement as necessary to effect the intent of, or that would or might prohibit, delay or otherwise hinder the transactions contemplated by this Agreement, including, without limitation, to (i) remove the right of first refusal in the Company LLC Agreement with respect to the transactions contemplated by this Agreement,

(ii) transfer to Holdings and Buyer all of the outstanding Units pursuant to the terms of this Agreement at the Closing, (iii) admit each of Holdings and Buyer as a member of the Company at Closing, (iv) effect the withdrawal of the Sellers as members of the Company at Closing, and (v) remove any provision which would cause a liquidation under the Company LLC Agreement resulting from the transactions contemplated by this Agreement. Each Seller hereby agrees to take any further action reasonably necessary or, at Buyer's expense otherwise desirable, to carry out the purposes of this Section, including all actions necessary to transfer all outstanding Units to Buyer and Holdings.

     10.14 Schedules. Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception and describes the relevant facts, in each case, in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule or cross-referenced in such other applicable section or schedule. Notwithstanding the foregoing, any disclosures made on a Schedule shall be deemed to modify or otherwise affect any representation or warranty contained in this Agreement where such disclosure's application to such representation or warranty is reasonably apparent to Buyer and Holdings.

     10.15 Understanding Among the Sellers. Each of the Sellers acknowledges and agrees that Bass, Berry & Sims PLC has acted as legal counsel to the Company in connection with the transactions contemplated by this Agreement and has not acted as legal counsel to any Seller individually.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Exchange Agreement on the date first written above.

                                        NEWQUEST, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NEWQUEST HOLDINGS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NEWQUEST, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        SELLERS' REPRESENTATIVE:


                                        ----------------------------------------
                                        Jeffrey L. Rothenberger, as Sellers'
                                        Representative

                               AMENDMENT NO. 1 TO
                         PURCHASE AND EXCHANGE AGREEMENT

     THIS AMENDMENT NO. 1 TO PURCHASE AND EXCHANGE AGREEMENT (this "Amendment"), dated as of January 31, 2005, is made by and among NewQuest, LLC, a Texas limited liability company (the "Company"), Jeffrey L. Rothenberger, as the Sellers' Representative ("Sellers' Representative"), NewQuest Holdings, Inc., a Delaware corporation ("Holdings"), and NewQuest, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

     WHEREAS, the Company, the Sellers' Representative, Holdings, Buyer and certain other persons entered into a Purchase and Exchange Agreement, dated as of November 10, 2004 (the "Purchase and Exchange Agreement"); and

     WHEREAS, as set forth herein, the Company, Sellers' Representative, on behalf of himself and each of the other Sellers, Holdings and Buyer, desire to amend the Agreement as set forth herein pursuant to Section 10.1 of the Purchase and Exchange Agreement;

     NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the parties agree as follows:

     1. Termination. Section 8.1(d) of the Purchase and Exchange Agreement is hereby deleted in its entirety and replaced with the following clause:

          "by either Buyer, on the one hand, or the Sellers' Representative, on the other hand, upon 10 days written notice if the transactions contemplated hereby have not been consummated by April 15, 2005;"

     2. Ratification. All other paragraphs, provisions, and clauses in the Purchase and Exchange Agreement not so modified remain in full force and effect as originally written.

     3. Defined Terms. Certain capitalized terms not defined herein shall have the meanings given to such terms in the Purchase and Exchange Agreement.

     4. Counterparts. This Amendment may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

     5. Governing Law; Binding Agreement. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                        NEWQUEST, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NEWQUEST HOLDINGS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NEWQUEST, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        SELLERS' REPRESENTATIVE:


                                        ----------------------------------------
                                        Jeffrey L. Rothenberger, as Sellers'
                                        Representative

                               AMENDMENT NO. 2 TO
                         PURCHASE AND EXCHANGE AGREEMENT

     THIS AMENDMENT NO. 2 TO PURCHASE AND EXCHANGE AGREEMENT (this "Amendment"), dated as of March 1, 2005, is made by and among NewQuest, LLC, a Texas limited liability company (the "Company"), Jeffrey L. Rothenberger, as the Sellers' Representative ("Sellers' Representative"), NewQuest Holdings, Inc., a Delaware corporation ("Holdings"), and NewQuest, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

     WHEREAS, the Company, the Sellers' Representative, Holdings, Buyer and certain other Persons entered into a Purchase and Exchange Agreement, dated as of November 10, 2004 and amended as of January 31, 2005 (the "Purchase and Exchange Agreement"); and

     WHEREAS, as set forth herein, the Company, Sellers' Representative, on behalf of himself and each of the other Sellers, Holdings and Buyer, desire to amend the Agreement as set forth herein pursuant to Section 10.1 of the Purchase and Exchange Agreement;

     NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound hereby, the parties agree as follows:

     1. Whereas Clauses.

          (a) The second Whereas clause is hereby amended by deleting the defined term "Units".

          (b) The fourth Whereas clause is hereby deleted in its entirety and replaced with the following clause:

     "WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, certain Sellers shall contribute to Holdings the number and type of Units set forth opposite such Seller's name on the attached Schedule of Sellers (the "Contributed Units") in exchange for Holdings Preferred Stock and Holdings Common Stock in a transaction intended to be treated as an exchange under Section 351 of the Code and each of the Other Cash Purchasers shall invest cash to acquire Holdings Preferred Stock and Holdings Common Stock;"

     2. Certain Exhibits.

          (a) Stockholders Agreement. Exhibit C to the Purchase and Exchange Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

          (b) 2005 Stock Option Plan of Holdings. Exhibit K to the Purchase and Exchange Agreement is hereby deleted in its entirety and replaced with Exhibit K attached hereto.

          (c) GTCR and Cash Purchaser Purchase Agreement. Exhibit L to the Purchase and Exchange Agreement is hereby deleted in its entirety and replaced with Exhibit L attached hereto.

          (d) Form of Conversion Agreement. Exhibit N to the Purchase and Exchange Agreement is hereby deleted in its entirety and replaced with Exhibit N attached hereto.

     3. Certain Schedules.

          (a) The Indemnification Schedule to the Purchase and Exchange Agreement is hereby deleted in its entirety and replaced with the Indemnification Schedule attached hereto.

          (b) The Schedule of Sellers to the Purchase and Exchange Agreement is hereby deleted in its entirety and replaced with the Schedule of Sellers attached hereto.

          (c) The Phantom Members Schedule to the Purchase and Exchange Agreement and the Capitalization Schedule to the Purchase and Exchange Agreement are hereby updated solely to reflect changes to such Schedules as a result of the Conversion as set forth on the updated Schedules to the Purchase and Exchange Agreement attached hereto. The updated Schedules shall not be deemed to constitute a waiver of any breaches of any representations or warranties of the Sellers or the Company in the Purchase and Exchange Agreement.

          (d) The Select Phantom Member Schedule to the Purchase and Exchange Agreement is hereby deleted in its entirety and replaced with the Select Phantom Member Schedule attached hereto.

     4. Definitions.

          (a) Section 1.1 is hereby amended by adding the following defined terms:

     "Conversion Agreement" means a Conversion Agreement in the form of Exhibit N hereto, pursuant to which, among other things, each Person who is party to a NewQuest LLC Phantom Membership Agreement terminated their respective phantom membership agreement and Phantom Membership Cancellation Agreement, converted all of such Person's phantom membership interests in the Company into Series D Units of the Company, and became a party to this Agreement as a Seller in the same manner as if such Person were an original signatory to this Agreement as a Seller.

     "Secured Promissory Notes" means the secured promissory notes issued by holders of Series D Units as contemplated by the Conversion Agreements."

     "Series D Additional Consideration" means any additional proceeds to be paid to any Phantom Member pursuant to a Conversion Agreement and any other amounts to be paid to any Phantom Member, including any distribution by the Company to any Phantom Member with respect to the Company's fiscal year 2004.

     "Series D Interest Gross-Up" means the gross amount of any cash bonus or other obligation or liability of the Company or any of its Affiliates to the Phantom Members with respect to such Phantom Member's obligations under their respective Secured Promissory Notes, including without limitation any interest payments paid by such Phantom Members and any amounts paid to such Phantom Members to gross-up such Phantom Members for any Tax liabilities incurred by such Phantom Members as a result thereof.

     "Units" means, collectively, the Founders' Units, the Series A Units, the Series B Units, the Series C Units and the Series D Units of the Company.

          (b) The definition of "Cash Purchasers" in Section 1.1 is hereby deleted in its entirety and replaced with the following clause:

     "Cash Purchasers" means, collectively, the Other Cash Purchasers and each of the other Persons acquiring Holdings Securities pursuant to the GTCR and Cash Purchaser Purchase Agreement.

          (c) The definition of "Company LLC Agreement" in Section 1.1 is hereby deleted in its entirety and replaced with the following clause:

     "Company LLC Agreement" means the Amended and Restated Regulations of the Company dated as of September 1, 2000, as amended by the First Amendment to the Amended and Restated Regulations of the Company dated as of September, 2001 and supplemented by the (i) Certificate of Designation of Preferences, Limitations, and Relative Rights of the Company's Series A Preferred Units dated as of September, 2000, (ii) Certificate of Designation of Preferences, Limitations, and Relative Rights of the Company's Series B Preferred Units dated as of December 15, 2000, (iii) Certificate of Designation of Preferences, Limitations, and Relative Rights of the Company's Series C Preferred Units dated as of September, 2001, and (iv) Certificate of Designation of Preferences, Limitations, and Relative Rights of the Company's Series D Preferred Units dated as of December 16, 2004.

          (d) The definition of "Joinder" in Section 1.1 is hereby deleted in its entirety and replaced with the following clause:

     "Joinder" means a joinder to this Agreement pursuant to the terms of
     Section 3 of a Conversion Agreement, pursuant to which a Phantom Member who becomes a Seller pursuant to Section 4.13 below shall become party to this Agreement as a Seller in the same manner as if the undersigned were an original signatory to this Agreement as a Seller.

          (e) The definition of "Rollover Phantom Member" in Section 1.1 is hereby deleted in its entirety.

          (f) Clause (b) of the definition of "Sellers Expenses" in Section 1.1 is hereby deleted in its entirety and replaced with the following clause:

     "(b) other than the issuance of Series D Units upon conversion of phantom equity pursuant to the terms of the Conversion Agreements, the pre-tax value of all consideration required to terminate all agreements or plans of the Company or any of its Subsidiaries with respect to phantom equity or the equivalent, including all amounts required to terminate all NewQuest, LLC Phantom Membership Agreements with the Phantom Members with respect to the conversion of such phantom equity into Series D Units pursuant to the Conversion Agreements, including all Series D Additional Consideration and the aggregate amount of all Series D Interest Gross-Up, and all special bonuses, change in control payments, sale bonus or other similar compensation payable to any Person in connection with the transactions contemplated hereby,"

          (g) The definition of "Sellers Expenses" in Section 1.1 is modified by adding the following provision to the end of such definition:

     "Notwithstanding any provision to the contrary, all Series D Additional Consideration shall by paid by the Company solely with Company Unregulated Cash at or prior to the Closing and all such amounts will reduce the Total Value and the Cash Purchase Price."

          (h) The definition of "Transaction Documents" in Section 1.1 is hereby deleted in its entirety and replaced with the following clause:

     "Transaction Documents" means this Agreement and all other agreements executed and delivered by Holdings, Buyer, the Company, the Sellers' Representative or any of the Sellers under this Agreement or in any instrument, certificate or document delivered by any such Person pursuant to this Agreement or any other Transaction Document, including the Escrow Agreement, the Stockholders Agreement, the Registration Agreement, the Phantom Membership Cancellation Agreements and the Conversion Agreements.

     5. Closing Transactions.

          (a) Section 2.2(b)(ii) is hereby deleted in its entirety and replaced with the following clause:

     "(ii) (a) the portion of the Series D Additional Consideration to be issued to each holder of Series D Units, (b) the aggregate amount of Indebtedness of each holder of Series D Units to the Company as of the Closing, including all Indebtedness pursuant to Secured Promissory Notes (including all interest due through the Closing), and (c) the aggregate amount of Series D Interest Gross-Up payable to the holders of Series D Units as contemplated by the Conversion Agreements;"

          (b) Section 2.2(b)(iii) is hereby deleted in its entirety and replaced with the following clause:

     "(iii) the number of shares of Holdings Preferred Stock and Holdings Common Stock to be issued to each Other Cash Purchaser and the gross cash proceeds to be paid to each Other Cash Purchaser with respect to the transactions contemplated by this Agreement pursuant to any agreement with such Other Cash Purchaser;"

          (c) Notwithstanding any provision to the contrary in this Agreement, for purposes of determining Company Unregulated Cash as of the Closing and the Closing Net Working Capital, all Indebtedness of the holders of Series D Units pursuant to Secured Promissory Notes (including all interest due through the Closing) shall be deemed to have been repaid immediately prior to the Closing. Therefore, (x) the aggregate amount of Company Unregulated Cash shall be increased by the aggregate amount of all Indebtedness of the holders of Series D Units pursuant to Secured Promissory Notes (including all interest due through the Closing) and (y) the aggregate amount of the Closing Net Working Capital shall be reduced by the aggregate amount of all Indebtedness of the holders of Series D Units pursuant to Secured Promissory Notes (including all interest due through the Closing).

          (d) Notwithstanding any provision to the contrary in this Agreement, Buyer may issue a demand note in form and substance reasonably acceptable to the Sellers' Representative, on behalf of the Sellers, in lieu of all or any portion of the Closing Payment; provided that the principal amount under such demand note shall be paid in full immediately after the Closing.

     6. Conditions to Holding's and Buyer' Obligations.

          (a) Section 3.1(i) is hereby deleted in its entirety and replaced with the following clause:

     "Each of the Phantom Members shall (A) have converted such phantom equity interests into Series D Units pursuant to a Conversion Agreement and (b) executed a Joinder pursuant to a Conversion Agreement, and such Joinder shall be in full force and effect as of the Closing and shall not have been amended or modified;"

          (b) Section 3.1(t) is hereby deleted in its entirety and replaced with the following clause:

     "Each of the Cash Purchasers shall have entered into a stock purchase agreement in substantially the form of Exhibit L attached hereto ("GTCR and Cash Purchaser Purchase Agreement") and each of the Other Cash Purchasers shall have acquired Holdings Securities with an Aggregate Value equal to the value of any proceeds to be invested in Holdings pursuant to the GTCR and Cash Purchaser Purchase Agreement as set forth on the Other Cash Purchasers Schedule; and"

     7. Conditions to the Company's and Sellers' Obligations.

          (a) Section 3.2(i) is hereby deleted in its entirety and replaced with the following clause:

     "Holdings shall have duly authorized the 2005 Stock Option Plan of Holdings, in the form of Exhibit K attached hereto;"

     8. Notice of Material Developments. The marked changes to the Schedules attached to this Amendment shall constitute updates to the Schedules as provided in Section 4.7. No such updates shall be deemed to cure any inaccuracy of any representation or warranty made in the Purchase and Exchange Agreement as of November 10, 2004. None of the updates shall constitute an MAE Notice.

     9. Reallocation of Contributed Units. Section 4.14 is hereby deleted in its entirety.

     10. Representations and Warranties Concerning the Company.

          (a) Section 6.2 is hereby modified by deleting the first sentence in its entirety and replacing such sentence with the following:

     "As of the date hereof, the entire authorized equity securities of the Company consists of 20,000,000 membership units, of which 2,000,000 are authorized as Founders Units, of which 700,000 are issued and outstanding, 3,500,000 are authorized as Series A Units, of which 3,055,000 are issued and outstanding, 232,000 are authorized as Series B Units, all of which are issued and outstanding, and 625,000 are authorized as Series C Units, of which 591,176.47 are issued and outstanding. As of the Closing Date, the entire authorized equity securities of the Company shall consist of 20,000,000 membership units, of which (i) 2,000,000 shall be authorized as Founders Units, of which 700,000 shall be issued and outstanding, (ii) 3,500,000 shall be authorized as Series A Units, of which 3,055,000 shall be issued and outstanding, (iii) 232,000 shall be authorized as Series B Units, all of which shall be issued and outstanding, (iv) 625,000 shall be authorized as Series C Units, of which 591,176.47 shall be issued and outstanding, and (v) of 500,000 shall be authorized as Series D Units, of which 306,025.28 shall be issued and outstanding."

          (b) Section 6.2 is hereby modified by deleting the fifth, sixth and seventh sentences in their entirety and replacing such sentences with the following:

     "Except as set forth on the attached Capitalization Schedule, the Company does not have outstanding any units or securities convertible or exchangeable for any equity securities or containing any profit participation features, nor any rights or options to subscribe for or to purchase its equity securities or any units or securities convertible into or exchangeable for its equity securities or any equity appreciation rights or phantom equity plan or agreements (other than the phantom equity interests issued to the Phantom Members as set forth on the Phantom Members Schedule which are to be converted on or prior to December 31, 2004 pursuant to the Conversion Agreements). The Phantom Members Schedule identifies all Persons who have been granted phantom equity interests in the Company and the amount and type of phantom equity interests issued to such Persons (including exercise price). As of December 31, 2004, all Phantom Members have executed Conversion Agreements and all rights of Phantom Members shall be terminated pursuant to such Conversion Agreements. From and after December 31, 2004, all Phantom Members are bound by the terms of this Agreement as Sellers."

     11. Ratification. All other paragraphs, provisions, and clauses in the Purchase and Exchange Agreement not so modified remain in full force and effect as originally written.

     12. Defined Terms; Section References. Certain capitalized terms not defined herein shall have the meanings given to such terms in the Purchase and Exchange Agreement. Section references in this Amendment refer to the corresponding section in the Purchase and Exchange Agreement unless otherwise indicated.

     13. Counterparts. This Amendment may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

     14. Governing Law; Binding Agreement. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                        NEWQUEST, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NEWQUEST HOLDINGS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NEWQUEST, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        SELLERS' REPRESENTATIVE:


                                        ----------------------------------------
                                        Jeffrey L. Rothenberger, as Sellers'
                                        Representative

                               AMENDMENT NO. 3 TO
                         PURCHASE AND EXCHANGE AGREEMENT

     THIS AMENDMENT NO. 3 TO PURCHASE AND EXCHANGE AGREEMENT (this "Amendment"), dated as of May 27, 2005, is made by and among NewQuest, LLC, a Texas limited liability company (the "Company"), Jeffrey L. Rothenberger, as the Sellers' Representative ("Sellers' Representative"), NewQuest Holdings, Inc., a Delaware corporation ("Holdings"), and NewQuest, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

     WHEREAS, the Company, the Sellers' Representative, Holdings, Buyer and certain other Persons entered into a Purchase and Exchange Agreement, dated as of November 10, 2004, as amended on January 31, 2005 and March 1, 2005 (as amended, the "Purchase and Exchange Agreement"); and

     WHEREAS, as set forth herein, the Company, Sellers' Representative, on behalf of himself and each of the other Sellers, Holdings and Buyer, desire to amend the Agreement as set forth herein pursuant to Section 10.1 of the Purchase and Exchange Agreement;

     NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound hereby, the parties agree as follows:

     1. Total Value and Cash Purchase Price.

          (a) Section 2.3(c) of the Purchase and Exchange Agreement is hereby modified by deleting the first sentence in its entirety and replacing such sentence with the following:

     "On or prior to June 13, 2005, Buyer shall deliver to Sellers' Representative a balance sheet of the Company as of the Closing Date (in its final and binding form, the "Closing Balance Sheet"), prepared in good faith and setting forth, in reasonable detail, the Total Value Components and a certificate setting forth, in reasonable detail, the resulting Total Value and Cash Purchase Price calculated with reference to such amounts (in its final and binding form, together with the Closing Balance Sheet, the "Total Value Calculation")."

     2. Ratification. All other paragraphs, provisions, and clauses in the Purchase and Exchange Agreement not so modified remain in full force and effect as originally written.

     3. Defined Terms; Section References. Certain capitalized terms not defined herein shall have the meanings given to such terms in the Purchase and Exchange Agreement. Section references in this Amendment refer to the corresponding section in the Purchase and Exchange Agreement unless otherwise indicated.

     4. Counterparts. This Amendment may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

     5. Governing Law; Binding Agreement. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                        NEWQUEST, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NEWQUEST HOLDINGS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NEWQUEST, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        SELLERS' REPRESENTATIVE:


                                        ----------------------------------------
                                        Jeffrey L. Rothenberger, as Sellers'
                                        Representative